Exhibit 10.23

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Virtusa Corporation / Vignette Corporation

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

THIS AMENDED AND RESTATED MASTER SERVICES AGREEMENT (the “Agreement”) is made by and between Virtusa and Vignette dated as of November 1, 2005 the “Effective Date”) and amends and restates that certain Master Services Agreement dated as of March 23, 2004 (the “Original Agreement Effective Date”), as amended prior to the date hereof (the “Original Agreement”), by and between Virtusa Corporation, a Delaware corporation with offices at 2000 West Park Drive, Westborough, MA 01581 (“Virtusa”) and Vignette Corporation, a Delaware corporation with its primary place of business at 1301 S. MoPac Expressway, Austin, TX 78746 (“Customer” or “Vignette”).

WHEREAS; Vignette and Virtusa seek to amend the Original Agreement and Operations Framework effective as of the Original Agreement Date (the “Original Operations Framework”) to modify certain terms and conditions of the services to be provided by Virtusa to Vignette hereunder and thereunder;

WHEREAS; Vignette wishes to engage Virtusa, and Virtusa wishes to provide to Vignette the Services (as defined below) and Deliverables (as defined below) pursuant to this Agreement (which includes the Amended and Restated Operations Framework Document effective as of the Effective Date and attached hereto as Attachment 1 (the “Operations Framework”)) and as otherwise specified in the Work Order(s) (each, a “WORK ORDER”) substantially in the form attached hereto as Exhibit A subject to the terms and conditions of this Agreement. The Agreement does not obligate Vignette to use or purchase Services unless and until authorized by a WORK ORDER.

For avoidance of doubt, the “Agreement” means this Agreement, the Operations Framework, all WORK ORDERS, and all other exhibits, appendices, attachments, etc. attached or incorporated by reference. Unless specifically excluded in a WORK ORDER, the Operations Framework will be incorporated into every WORK ORDER. To the extent of any conflict or inconsistency between his Agreement and a WORK ORDER, the WORK ORDER shall govern.

In consideration of the mutual promises set forth herein, Virtusa and Vignette hereby agree as follows:

1.	SCOPE OF SERVICES

1.1

Services and Deliverables. Virtusa agrees, subject to the terms and conditions of this Agreement, to provide Vignette with the Services and Deliverables as specified in the WORK ORDER. For purposes of this Agreement, “Services” are defined as the professional services provided by Virtusa’s employees and Virtusa’s consultants, if any, (employees and consultants together in the aggregate are referred to as “employees,” “staff,” or “personnel”) for Vignette in connection with the Deliverables and includes, without limitation, any services, functions or responsibilities that are an inherent part of the Services or are required for proper performance or provision of the Services.

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Services will be billed on a Capacity Approach (a.k.a., Retainer as resources are retained for use by Vignette), Time and Material, or Fixed Price basis in accordance with the WORK ORDER. For purposes of this Agreement, “Deliverables” are defined to include (a) the information, software and materials developed by Virtusa for Vignette pursuant to this Agreement and any WORK ORDER, (b) all items prepared or required to be delivered under this Agreement and any WORK ORDER (including without limitation, any information, designs, specifications, instructions, software, data, course materials, computer programming code, reusable routines, computer software applications, and any documentation relating to any of the foregoing) and (c) Vignette Materials. For purposes of this Agreement, A) “Materials” means any materials that are created, invented, developed, prepared, conceived, reduced to practice, made, suggested, discovered, received or learned by Virtusa, either alone, or jointly with one or more other persons, during the course of performance of Virtusa’s obligations hereunder, and includes, without limitation, data, notes, technical and/or business information, specifications, drawings, records, computer program enhancements and related documentation, and B) “Vignette Materials” means any Materials that are (i) embedded in or provided as part of any Deliverable or (ii) based on, derived from, or used in any way Vignette’s intellectual property (pre-existing or otherwise) or (iii) created on behalf of, or at the expense of, Vignette. Before using a consultant in any WORK ORDER, Virtusa shall obtain the prior written approval from an authorized representative of Vignette of at least the level of Senior Director whose name shall be set forth in a Work Order (“Authorized Vignette Employee”), which approval will not be unreasonably withheld or delayed. For avoidance of doubt, it will not be unreasonable for Vignette to withhold consent if (a) Vignette is concerned about the ability of such consultant to honor its confidentiality obligations, (b) due to competitive reasons or (c) if consultant refuses to execute documents incorporating substantially similar terms as hereunder or other terms Vignette believes is necessary such as to protect its intellectual property. Except for section 10.4, such consultant will be considered a Virtusa employee for purposes of this Agreement.

1.2	Change In WORK ORDER. Virtusa agrees that Vignette, under certain circumstances, may elect to (i) amend, modify or change the Services and/or Deliverables specified in the WORK ORDER or (ii) change the way such Services are billed pursuant to the WORK ORDER (i.e. Retainer, Time and Material, or Fixed Price basis) subject to compliance with the following procedures:

(i) Submission of Request. Vignette shall submit all such requests in writing to Virtusa (hereinafter “Request”).

(ii) Virtusa Response. Virtusa will evaluate each Request as soon as commercially reasonable, but not later than ten (10) business days following Virtusa’s receipt of the Request. If Virtusa determines in its best business judgment that it cannot accept the Request, Virtusa will provide a written response to Vignette within ten (10) business days of such determination. If Vignette’s Request is acceptable, Virtusa will provide Vignette a written proposal (“Proposal”) in the form of either an addendum to the related WORK ORDER and/or a new WORK ORDER, as appropriate. The Proposal will include, but not be limited to, a statement of the availability of Virtusa’s personnel and resources and the cost and schedule impact, if any. If Vignette elects to authorize Virtusa’s Proposal, Vignette will, as soon as commercially reasonable, but not later than ten (10) business days after receipt of the Proposal, return a duly signed copy of the Proposal to Virtusa.

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(iii) Performance. Upon receipt of the signed original unaltered Proposal, Virtusa will commence performance in accordance with such Proposal, which will be deemed to be an addendum to the related WORK ORDER and/or a new WORK ORDER, as the case may be.

Virtusa shall also have the right to propose change requests to Vignette and the parties agree to mutually determine the appropriate course of action.

1.3	Procedures for Increasing or Decreasing Scope or Resources. Notwithstanding Section 1.2, the following will apply. Upon 60 days’ prior written notice to Virtusa, Vignette may, at its sole discretion, elect to amend the scope or resources of the Services provided by Virtusa pursuant to a WORK ORDER so as to increase or decrease the scope or resources provided by Virtusa; provided that, solely with respect to WORK ORDER Number 1 (i.e. the WORK ORDER used to operate the Vignette GDC, also referred to as the Operations Framework), subject to Section 8 herein, where the number of Virtusa GDC Resources in the aggregate are above the Minimum Team Commitment (as defined on Attachment 2), at least 90 days prior written notice shall be required to reduce any such Virtusa GDC Resource until the aggregate Virtusa GDC Resources number equals the Minimum Team Commitment ; and provided further where the number of Virtusa GDC Resources in the aggregate number at or below the Minimum Team Commitment, at least 180 days prior written notice shall be required to reduce any such Virtusa GDC resource. (For avoidance of doubt, the foregoing is with respect to changes in the number of Virtusa GDC Resources requested by Vignette to be in the GDC and is not meant to address actual billable resources in the case where GDC resource positions are temporarily vacant due to attrition, resignations, etc.). In such case, such written notice shall identify the specific scope and resources and changes thereto that Vignette wishes to make in the form of an amendment to the WORK ORDER. Upon receipt of said notice, Virtusa shall promptly prepare and deliver to Vignette an executed copy of such amendment, unless Vignette has amended the WORK ORDER inconsistent with this section in which case, the parties will negotiate in good faith the amendment. Vignette and Virtusa agree that said Work Order shall be subject to the terms and conditions of the Agreement. Notwithstanding the foregoing, the parties may change the number of GDC Resources through a written notification by authorized members of the respective parties without the need to formally amend WORK ORDER Number 1 (the Operations Framework) only if done accordance with the Agreement and the Operations Framework.

2.	PROPRIETARY RIGHTS

2.1

Vignette Ownership Rights. Virtusa hereby assigns all right, title and interest in and to the Deliverables, including without limitation, all copyrights, moral rights, patents, trademarks, trade secrets, mask works, and any other intellectual property related thereto (in any jurisdiction), subject to any rights of Virtusa in Virtusa Intellectual Property (as defined in Section 2.2 hereof) and/or any rights of third parties with respect to any third party software delivered with or embedded in any Deliverable; provided that any third party software or Virtusa Intellectual Property will only be used, or delivered with or embedded in a Deliverable, upon the prior written consent of an Authorized Vignette Employee (“Non-Vignette Intellectual Property Approval Process”). Subject to the

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terms herein and rights of third parties as set forth above, all Deliverables shall constitute a “Work Made for Hire” as that term is defined in U.S. Copyright Law, 17 U.S.C. 101 et. Seq, and shall belong exclusively to Vignette and no rights thereto shall accrue in any manner to Virtusa. To the extent such Deliverables are deemed not to be Works Made for Hire, subject to the rights of Virtusa and third parties as stated above, Virtusa hereby assigns, transfers and conveys to Vignette at Vignette’s reasonable cost and expense except for immaterial or incidental items which will be at no additional charge, all right, title and interest, including all intellectual property rights therein and thereto (including, without limitation, copyright, patent and trade secret) in and to the Deliverables. Virtusa agrees to execute, without charge to Vignette, any documents and perform all acts required or deemed necessary by Vignette at Vignette’s reasonable cost and expense except for immaterial or incidental acts which will be at no additional charge, to permit and assist Vignette to evidence, apply for, register, perfect, obtain, enforce and defend Vignette’s ownership and intellectual property rights pertaining to the Deliverables and/or contractor’s assignment with respect to the Deliverable in any and all countries. If Virtusa is provided reasonable opportunity to perform the required actions as required to comply with the obligations stated above and fails to execute the applicable documents as required by Vignette to perfect Vignette’s rights in the Deliverables as stated above, then Virtusa hereby irrevocably designates and appoints Vignette and its duly authorized officers and agents, as Virtusa’s agents and attorneys-in-fact to act for and in behalf and instead of Virtusa, to execute and file any documents and to do all other lawful acts to further the above purposes with the same legal force and effect as if executed by Virtusa. In addition, Virtusa will place on all Deliverables the following copyright notice, or a copyright notice otherwise directed by an Authorized Vignette Employee in writing: “COPYRIGHT [Year] Vignette Corporation. All rights reserved.”

2.2	Virtusa Ownership Rights. Notwithstanding the foregoing, provided that the Non-Vignette Intellectual Property Approval Process described above is followed and adhered to, and except as provided under Section 10.3, Virtusa currently owns and shall continue to own all right, title and interest (including without limitation all copyrights, moral rights, patents, trademarks, trade secrets, mask works and any other intellectual property related thereto) in and to all techniques, methodologies, objects, modules, software, or other materials created or obtained by Virtusa prior to performing any Services under this Agreement, and any and all enhancements, modifications and derivative works thereto of General Application (meaning, use by a software consulting company solely as generic tools to provide services) developed by Virtusa during the term of the Agreement and any Work Order, except for Vignette Materials (“Virtusa Intellectual Property”). Virtusa Intellectual Property will only be used if in accordance with the Non-Vignette Intellectual Property Approval Process. Except for Vignette Materials, each party may freely use and employ its general skills, techniques, processes, concepts, know-how and expertise in the regular course of its business, subject to its obligation to protect the other party’s Confidential Information pursuant to Section 3 of this Agreement.

2.3

Virtusa License. If applicable and pursuant to Section 2.2 and the Non-Vignette Intellectual Property Approval Process, Virtusa hereby grants to Vignette an irrevocable, perpetual, non-exclusive, transferable, assignable, royalty-free, fully paid-up, world-wide license to (directly and indirectly) use, copy, modify, create derivative works, sublicense, distribute, demonstrate, display, and otherwise exploit any Virtusa Intellectual Property

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used, or delivered with or embedded in the Deliverables, under this Agreement in connection with the use of the Deliverables. Upon prior written consent of Vignette under the Non-Vignette Intellectual Property Approval Process, Virtusa shall grant to Vignette the same or substantially similar rights with respect to any third party software/other intellectual property rights in any Deliverable to the extent that Virtusa has the rights to sublicense or grant such rights to Vignette with respect to such third party software/other intellectual property rights. If Virtusa does not have sublicense or other necessary rights, Virtusa will affirmatively notify Vignette and the parties will work together to secure such rights for Vignette, at Vignette’s expense.

2.4	Vignette License. For the sole purpose of meeting the requirements and/or obligations of a WORK ORDER, and not for any other purpose or use, Vignette hereby grants to Virtusa, for the term of this Agreement and any WORK ORDER hereunder, a non-exclusive, non-transferable, non-assignable, royalty-free, fully paid-up, world-wide license to use, copy, modify, display, and create derivative works from all objects, components, software, or other materials/documentation furnished by Vignette to Virtusa which pertain to the Services and/or Deliverables. Virtusa agrees to abide by any use restrictions imposed by third party OEM software vendors as they may exist from time to time (such as from BEA and Autonomy); such restrictions will be provided to Virtusa in writing in the form of a letter agreement that Virtusa will execute and return to Vignette. In addition, Virtusa agrees that it may not copy Vignette’s source code, product architecture, or product specifications or provide such materials to a third party without prior written consent of the Authorized Vignette Employee.

3.	CONFIDENTIALITY

3.1	As used in this Agreement, the term “Confidential Information” shall mean intellectual property and proprietary information related to know-how, ideas, methodologies, and techniques; and proprietary information concerning the nature and operation of the business and business processes; and software, source code, software architecture, documentation, and other intellectual property or proprietary information relating to a party’s software; and the Deliverables; and business and/or product or service development plans, customer lists; and such information disclosed by either party to the other party in tangible or intangible form and designated as proprietary or confidential.

3.2

Each party shall use reasonable measures to protect the other party’s Confidential Information and shall not disclose any such Confidential Information to any third party except as permitted hereunder. Such measures shall be as least as stringent as the measures used by the receiving party to protect its own confidential information, and shall include restricting access to Confidential Information to the recipient’s employees and consultants on a need-to-know basis, and requiring written nondisclosure agreements from such employees and consultants protecting the Confidential Information as required herein. Except for Vignette’s source code, product architecture and product specifications, this Section 3 shall not apply to such information which at any time: (i) is or becomes part of the public domain through no act or omission by the receiving party; (ii) is independently developed by employees and/or consultants of the receiving party without use or reference to the Confidential Information of the other party; or (iii) is disclosed to the receiving party by a third party that, to the receiving party’s knowledge,

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was not bound by a confidential obligation to the other party. Notwithstanding anything to the contrary, the parties will not have any obligations with respect to information solely to the extent that such information is demanded by a lawful order from any court or any body empowered to issue such an order provided each party agrees to notify the other promptly of the receipt of any such order, and to provide the other with a copy of such order and a reasonable opportunity to obtain a protective order.

3.3	The receiving party is permitted to use the Confidential Information solely for the purposes of performing its obligations hereunder. The disclosing party makes no representations or warranties concerning its Confidential Information.

3.4	Upon request of the disclosing party, the receiving party shall return or destroy all Confidential Information, and all copies, extracts, portions, notes, summaries and derivatives of the Confidential Information, in its possession or under its control.

3.5	Each party acknowledges that the other party would suffer irreparable harm if the first party breaches the provisions of this Section 3, and that in the event of such a breach the other party shall be entitled to immediate equitable relief (including without limitation injunction(s) and order(s) for specific performance), in addition to and without limiting its other remedies at law or in equity.

3.6	This Section (excluding 3.5 above) shall apply for a period of five (5) years from the termination of all Services hereunder; except with respect to Vignette’s source code (including, without limitation, source code that is or becomes owned by Vignette pursuant to this Agreement), product specifications, and product architecture, in which case, this Section shall apply in perpetuity, and Virtusa will not disclose any such materials to a third party without prior written consent of the Authorized Vignette Employee.

3.7	Nothing in this Section 3 is intended to supercede any other provision in this Agreement including, without limitation, Sections 2 and 6. Virtusa agrees to comply with any confidentiality or other obligations regarding Vignette’s source code, product architecture and product specifications as further described in the Operations Framework.

3.8	Upon termination of this Agreement and/or any WORK ORDER, or at the request of a party, each party shall return to the other or destroy (and certify to its destruction) all Confidential Information of the other party other than the Virtusa Intellectual Property to which Vignette holds license rights under Section 2.3 of this Agreement and except for any Confidential Information of the Vignette required by Virtusa to complete an outstanding WORK ORDER.

4.	FEES AND EXPENSES

4.1

Virtusa shall send invoices to Vignette for the fee(s) for Services set forth in the WORK ORDER and any related expenses after the end of each month for the services performed in such month. Vignette shall pay Virtusa each such invoice in U.S. Dollars within thirty (30) days of receipt of the applicable invoice. Each invoice shall be itemized in such

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detail as Vignette may reasonably request and may include copies of expense reports and time cards. If any invoice is unpaid in accordance with the terms herein and has not been disputed in good faith by Vignette, Virtusa shall also have the right, upon 15 business days’ notice, to suspend performance under this Agreement until such time as the amount that is unpaid is paid in full. To the extent that any portion of an invoice is disputed in good faith by Vignette, Vignette agrees to pay the non-disputed portion of the invoice in accordance with the terms of this Agreement. Virtusa reserves the right to add a late charge of the lesser of one percent (1%) per month, or the maximum allowable under applicable law, for Vignette’s failure to make payment when due (if the invoice is not disputed in good faith). The parties agree to use all reasonable commercial efforts to promptly resolve any dispute surrounding any invoice which is disputed in good faith by Vignette.

4.2	Except as described in the last sentence of this paragraph, all fees are exclusive of all state and local sales or equivalent taxes now in force or enacted in the future. If such taxes are applicable, and if paid by Virtusa, Vignette will be invoiced as a separate line item on the invoice for those amount(s) that Virtusa may be required to pay. If a certificate of exemption or similar document is to be provided by Vignette in order to exempt the sale from tax liability, Vignette will obtain and provide an acceptable certificate to Virtusa and the taxing authority. Notwithstanding anything to the contrary, each party shall be responsible for payment of (a) all income or equivalent taxes based upon that party’s net income, as well as any taxes imposed by any authority on a party’s employees and contractors or on personal or real property, whether owned or leased and (b) any fees that are accessed against a party that are related to such party’s general business activities (e.g., business permits, licenses as required by applicable law, legislative enactment or regulatory requirement, etc.). Virtusa acknowledges and agrees that, as of the date hereof, the rates set forth in the Operations Framework include all current taxes and government imposed fees as of the date hereof.

4.3	Vignette shall reimburse Virtusa for all reasonable travel and living expenses incurred by Virtusa in performing its responsibilities and obligations under this Agreement in addition to the fee(s) for Services set forth in the WORK ORDER provided such expenses are in accordance with the Operations Framework.

5.	INTELLECTUAL PROPERTY INDEMNIFICATION

5.1

Virtusa’s Obligations. Virtusa will indemnify, defend, and hold harmless Vignette, its affiliates and their respective officers, directors, employees and contractors from and against any and all damages, penalties, losses, liabilities, judgments, settlements, awards, costs and expenses and reasonable attorneys fees (“Losses”) arising out of or related to any claims, assertions, demands, causes of action, suits, proceedings or other actions, whether at law or in equity, (collectively, “Claims”) brought by a third party alleging that the Deliverables, or any other resources, materials, or information provided or assigned by or used by Virtusa pursuant to this Agreement or a Work Order infringe, misappropriate or violate any intellectual property rights (including, without limitation, all copyrights, moral rights, patents, trademarks, trade secrets, mask works and any other intellectual property related thereto) of a third party (but excluding (a) any third party

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software authorized by Vignette pursuant to Section 2.1 to be delivered with or embedded in any Deliverable and (b) any Vignette Provided Intellectual Property); provided that: (i) Vignette promptly notifies Virtusa, in writing, of the Claim; provided that Virtusa shall not be relieved of its indemnification obligations under this Section 5 unless and only to the extent that such lack of prompt notice is prejudicial to Virtusa and its defense of such Claim in any material respect; (ii) at Virtusa’s reasonable request and expense, Vignette provides Virtusa with reasonable assistance for the defense of the Claim; and (iii) Virtusa has sole control of the defense of any Claim and all negotiations for settlement or compromise. Virtusa will pay all Losses finally awarded against the indemnified parties to such third party by a court of competent jurisdiction at the time all reasonable appeals have been exhausted or at the time of a final settlement of such Claim, if applicable. In addition, Vignette shall notify Virtusa of a imminent threat (as determined by Vignette in its sole discretion) of any Claim similar to its obligations under (i) above; however, the failure of Vignette to notify Virtusa of an imminent threat shall not relieve Virtusa of its indemnification obligations under this Section 5.

5.2	Intellectual Property Claims. In addition to Section 5.1, if a third party Claim of infringement under this Section 5 has been filed against Vignette by a third party, Virtusa shall have the right, in its sole discretion, to either: (i) procure for Vignette, at Virtusa’s expense, the right or license to continue to use the Deliverable(s) free of the infringement Claim; or (ii) replace or modify the Deliverable(s) (“Replacement Deliverable”) to make it non-infringing; provided that there is no decrease in the form or substance of the functionality in any material respect. If neither of these remedies are reasonably available to Virtusa after Virtusa has exercised its reasonable best efforts, Virtusa will notify Customer in writing to cease using only the specific Deliverable that is alleged as being, or is, infringing (“Infringing Deliverable”) and Virtusa will pay Vignette a nonrefundable and non-cancelable amount equal to the greater of the Minimum Termination Fee (as defined on Attachment 2) or the amount of fees paid to Virtusa in the previous twelve (12) months which preceded the Claim (the “Payment Amount”). Commencing on the date that Vignette receives the Payment Amount (“Payment Date”), Vignette may, at its sole discretion, continue to use in all respects the Infringing Deliverable; provided, (x) Vignette notifies Virtusa that Vignette will continue to use the Infringing Deliverable, and (y) if Vignette uses the Infringing Deliverable after the Payment Date, then Virtusa will have no liability or obligations of any kind to Vignette or any other indemnified party under Section 5.1 with respect any Post Payment Date Claims (as defined below) or any Post Payment Date Losses (as defined below), in each case, to the extent that Vignette has an indemnification obligation under Section 5.4 of this Agreement for such Post Payment Date Claims or Post Payment Date Losses, as the case may be.

For purposes of this Agreement, “Post Payment Date Claims” shall mean any additional Claims filed against Virtusa or Vignette (or other indemnified party under Section 5.1) after the Payment Date by a third party that arise or result (1) solely after the Payment Date and (2) solely due to an indemnified party’s use of the Infringing Deliverable after the Payment Date. For purposes of this Agreement “Post Payment Date Losses” means any Losses or additional Losses incurred by Virtusa or Vignette (or other indemnified party under Section 5.1) (including, without limitation, any other incremental legal and related fees, liabilities, costs and expenses incurred by Virtusa under Virtusa’s

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indemnification obligations under Section 5.1) that arise or result (1) solely after the Payment Date and (2) solely due to an indemnified party’s use of the Infringing Deliverable after the Payment Date. As way of example, Post Payment Date Losses would include additional incremental royalties to the extent that they accrue due to an indemnified party’s use of the Infringing Deliverable after the Payment Date but do not include any indemnification, defense or settlement obligation described in Section 5.1, (A) that arose with respect to an indemnified party’s activities prior to the Payment Date and that extend or continue past the Payment Date to the extent not caused by Vignette use of the Infringing Deliverable after the Payment Date or (B) that arise after the Payment Date to the extent not caused by Vignette’s use of the Infringing Deliverable.

If as a result of an infringement Claim, Vignette’s use of the Infringing Deliverable is permanently enjoined or halted by a court or other authority of competent jurisdiction (“Permanent Injunction”), or Virtusa initiates a Claim for an injunction against an indemnified party under Section 5.1, Virtusa will pay Vignette a nonrefundable and non-cancelable amount equal to the Payment Amount. If as a result of an infringement Claim, Vignette’s use of the Infringing Deliverable is temporarily enjoined (i.e., not a Permanent Injunction) by a court or other authority of competent jurisdiction (“Temporary Injunction”) for three (3) consecutive business days, Virtusa shall pay Vignette a nonrefundable and non-cancelable amount equal to (a) if such injunction is issued in either the first or second month of a calendar quarter, fifty percent (50%) of the Payment Amount or (b) if such injunction is issued in the third month of a calendar quarter, seventy-five percent (75%) of the Payment Amount. If such Temporary Injunction is not removed, lifted and deleted in its entirety within three months from the date the Temporary Injunction was issued, then the remaining portion of the Payment Amount (e.g., 50% or 25%, as the case may be) will be paid by Virtusa to Vignette and will be nonrefundable and non-cancelable. In the event the Temporary Injunction is removed, lifted, and deleted, and Vignette is legally permitted to use the Infringing Deliverable, to the extent a bond has been posted, Virtusa will have first priority (as between Virtusa and Vignette) to collect against such bond up to the amount paid to Vignette from Virtusa plus amounts expended by Virtusa under the indemnification provided under Section 5.1 (and Vignette, at Virtusa’s sole cost and expense, will take all actions as requested by Virtusa to obtain collection against the bond on behalf of, and in favor of Virtusa). Notwithstanding anything to the contrary in this Section 5.2, Virtusa’s payment of all or a portion of the Payment Amount as described in this section does not relieve Virtusa of its obligations under Section 5.1 except with respect to any Post Payment Date Claims or Post Payment Date Losses.

5.3

Limitations. Virtusa shall have no liability for any infringement Claim to the extent based upon: (i) any alteration or modification of any Deliverable not provided or authorized by Virtusa in writing, if the infringement would not have occurred but for the unauthorized alteration or modification by a party other than Virtusa; (ii) use of the Deliverable in combination with hardware, software or data not in the Vignette GDC (whether provided by Vignette or Virtusa) as provided for in the Operations Framework (or other writing between the parties), if the infringement would not have occurred but for the use in combination with such hardware, software, or data; (iii) use of the Deliverable in a way that is (a) inconsistent with a specific provision of a Work Order under this Agreement or (b) not reasonably foreseeable, if the infringement would not

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have occurred but for such use; (iv) use of other than the Replacement Deliverable if Vignette has been reasonably notified that use of such Replacement Deliverable would avoid the infringement and Virtusa has reasonably provided to Vignette such Replacement Deliverable , if the infringement would not have occurred but for the use of other than the Replacement Deliverable, (v) any Vignette Provided Intellectual Property if the infringement would not have occurred but for the Vignette Provided Intellectual Property, (vi) Virtusa’s compliance with Vignette’s written designs, specifications or instructions, except, (a) any intentional and knowing infringement of the intellectual property rights of a third party, or (b) any infringement of the intellectual property rights of a third party caused by Virtusa’s gross negligence.

5.4	Vignette’s Obligations.

A Vignette will indemnify, defend, and hold harmless Virtusa, its affiliates and their respective officers, directors, employees and contractors from and against any and all (1) Post Payment Date Claims and Post Payment Date Losses, as the case may be, and (2) Losses arising out of or related to any Claim brought by a third party alleging that any Vignette intellectual property (including, without limitation, any Pre-Existing Works (as defined below) of Vignette and any code, data, notes, technical and/or business information, specifications, drawings, records, computer program enhancements and related documentation, hardware or software provided to Virtusa by Vignette under this Agreement, in all cases, except to the extent of intellectual property that Virtusa has indemnification obligations under Sections 5.1 through 5.3 (“Vignette Provided Intellectual Property”), infringe, misappropriate or violate any intellectual property rights (including, without limitation, all copyrights, moral rights, patents, trademarks, trade secrets, mask works and any other intellectual property related thereto) of a third party; provided that: (i) Virtusa promptly notifies Vignette, in writing, of the Claim; provided that Vignette shall not be relieved of its indemnification obligations under this Section 5 unless and only to the extent that such lack of prompt notice is prejudicial to Vignette and its defense of such Claim in any material respect; (ii) at Vignette’s reasonable request and expense, Virtusa provides Vignette with reasonable assistance for the defense of the Claim; and (iii) Vignette has sole control of the defense of any Claim and all negotiations for settlement or compromise. Vignette will pay all Losses finally awarded against the indemnified parties to such third party by a court of competent jurisdiction at the time all reasonable appeals have been exhausted or at the time of a final settlement of such Claims, if applicable. In addition, Virtusa shall notify Vignette of a imminent threat (as determined by Virtusa in its sole discretion) of any Claim similar to its obligations under (i) above; however, the failure of Virtusa to notify Vignette of an imminent threat shall not relieve Virtusa of its indemnification obligations under this Section 5. For purposes of this Agreement, “Preexisting Works” of Vignette shall mean any and all techniques, methodologies, objects, modules, software, hardware, or other materials or other intellectual property developed, created, used or obtained by Vignette prior to Virtusa performing any Services under this Agreement (including without limitation all copyrights, moral rights, patents, trademarks, trade secrets, mask works and any other intellectual property related thereto), and any and all enhancements, modifications and derivative works thereto developed by Vignette during the term of the Agreement and any Work Order, except for Virtusa Intellectual Property).

[*] = Confidential Treatment Requested

B. In addition to Section 5.4(A), if a third party Claim of infringement under this Section 5 has been filed against Virtusa by a third party, Vignette shall have the right, in its sole discretion, to either: (i) procure for Virtusa, at Vignette’s expense, the right or license to continue to use the Vignette Provided Intellectual Property free of the infringement Claim; or (ii) replace or modify the Vignette Provided Intellectual Property to make it non-infringing, or (iii) require Virtusa to cease using the infringing Vignette Provided Intellectual Property and if such Vignette Provided Intellectual Property is material to this Agreement, Vignette may terminate this Agreement as set forth in Section 8.1(D).

C. Limitations. Vignette shall have no liability for any infringement Claim to the extent based upon: (i) any alteration or modification of any Vignette Provided Intellectual Property not provided or authorized by Vignette in writing, if the infringement would not have occurred but for the unauthorized alteration or modification by a party other than Vignette; (ii) use of Vignette Provided Intellectual Property other than in accordance with this Agreement and its technical specifications and documentation (“Specifications”); (iii) use of Vignette Provided Intellectual Property in combination with other programs or data not agreed to in writing by the parties under this Agreement or in a WORK ORDER or as set forth in its Specifications, if the infringement would not have occurred but for the use in combination with such programs or data; (iv) use by Virtusa of other than a current unaltered version of Vignette Provided Intellectual Property after Virtusa has been reasonably notified that use of such new Vignette Provided Intellectual Property would avoid the infringement and Vignette has reasonably provided to Virtusa such new version free of charge, if the infringement would not have occurred but for the use of other than a current unaltered version of the Deliverable(s); (v) any Virtusa Intellectual Property if the infringement would not have occurred but for the use of such Virtusa Intellectual Property.

5.5	The foregoing states either party’s sole, exclusive and entire liability and obligations and sole and exclusive remedies for any patent, copyright or other intellectual property infringement claims against a party’s intellectual property, the Deliverables or with respect to, or arising out of this Agreement and is in lieu of any warranty of title, non-infringement and any other third party intellectual property claims.

6.	WARRANTIES

6.1	Representations, Warranties and Covenants. Virtusa represents, warrants and covenants that:

A. it will comply and adhere to the Operations Framework in all material respects.

B. it all has the skills and capacity to perform the Services (e.g., capacity based development and test services) and the Services will be performed in a good and workmanlike manner, consistent with professional standards and practices and will use all reasonable commercial efforts to provide the Services in accordance with any Vignette product and engineering standards as may be in effect from time to time as applied to Vignette engineering generally and that are communicated in writing to Virtusa.

[*] = Confidential Treatment Requested

C. it will comply and adhere to (i) Section 4.10 of the Operations Framework (except to the extent under the sole and exclusive control of Vignette), (ii) the Security Policies (as described in Appendix C of the Operations Framework), and (iii) the Business Continuity Plan and Disaster Recovery Plan (as described in Appendix D of the Operations Framework).

D. it has not and will not give payments, gifts, gratuities or anything of material value to Vignette personnel or agents or any other third party in connection with this Agreement which influences the business decision of the recipient.

E. it will inform Vignette if it becomes aware that any intellectual property of Vignette, Virtusa, or an applicable third party infringes a third party intellectual property right.

F. there are no lawsuits, claims or actions pending that would prevent Virtusa from fulfilling its obligations under this Agreement.

G. it will, at Vignette’s cost and expense, comply with Vignette’s internal and external audit and compliance requirements, which may be more stringent than regulatory requirements.

H. it will obtain and keep current all necessary licenses, approvals, permits, consents and authorizations required by applicable law, regulations, and governmental agencies for it to perform the Services and deliver the Deliverables and will be responsible for all fees and taxes associated with obtaining such licenses, approvals, permits, consents, and authorizations and for any fines and penalties arising from any noncompliance with any law, legislative enactment or regulatory requirement.

I. it will use all reasonable commercial efforts to comply with the requests, standard rules and regulations and policies and procedures of Vignette such as those relating to safety and health, security, and personal and professional conduct.

J. it will comply with all laws, rules, and regulations applicable to its provision of Services and Deliverables including, without limitation, export and import and employment rules, laws and regulations of any country or jurisdiction including, without limitation, the United States and India. In addition, Virtusa certifies that it will not directly or indirectly, export, re-export, or transship any personal computer system, part, technical data or sub-elements under this Agreement, directly or indirectly, or related information, media, or products in violation of United States laws and regulations.

K. in performing its obligations under this Agreement, it will not, without proper authorization, use, or induce anyone to use, any confidential or proprietary information of a third party.

L. it will provide reasonable access to, and cooperate with, Vignette and its contractors and vendors with respect to software, hardware, facilities, and other items related to the Services and Deliverables (provided each are subject to appropriate confidentiality agreements if needed and such access does not compromise Virtusa reasonable security standards)

[*] = Confidential Treatment Requested

6.3	DISCLAIMER OF WARRANTY: EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, THE OPERATIONS FRAMEWORK, OR IN A WORK ORDER, NEITHER VIGNETTE NOR VIRTUSA MAKES ANY WARRANTIES WITH RESPECT TO THE HARDWARE, SOFTWARE, SERVICES OR DELIVERABLES AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE, AND NON-INFRINGEMENT.

7.	LIMITATION OF LIABILITY

7.1	LIMITATION OF LIABILITY; DAMAGES. EXCEPT WITH RESPECT TO A BREACH BY EITHER PARTY (IF APPLICABLE) OF SECTIONS 2, 3, 5, 6.1(C), 6.1(H), OR 6.1(J), OR A PARTY’S OBLIGATIONS UNDER SECTION 5 OR EITHER PARTY’S GROSS NEGLIGENCE OR INTENTIONAL AND MALICIOUS MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, WHETHER IN CONTRACT, WARRANTY OR TORT, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA, COVER, LOSS OF OR INTERRUPTION OF BUSINESS OF VIGNETTE, VIRTUSA, OR ANY OTHER PARTY ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR DELIVERY, USE OR PERFORMANCE OF THE SERVICES, THE DELIVERABLES, ANY SOFTWARE OR ANY OTHER MATERIALS OR ITEMS EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO A BREACH BY EITHER PARTY (IF APPLICABLE) OF SECTIONS 2, 3, 5, 6.1(C), 6.1(H), 6.1(J), 8.1E, OR A PARTY’S OBLIGATIONS UNDER SECTION 5 OR EITHER PARTY’S GROSS NEGLIGENCE OR INTENTIONAL AND MALICIOUS MISCONDUCT, IN NO EVENT SHALL A PARTY’S LIABILITY TO THE OTHER FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT OR ANY WORK ORDER HEREUNDER EXCEED AN AMOUNT EQUAL TO THE GREATER OF THE ACTUAL FEES PAID TO VIRTUSA UNDER THIS AGREEMENT WITHIN THE 12 MONTH PERIOD PRECEDING THE OCCURRENCE GIVING RISE TO SUCH CLAIM OR THE MINIMUM TERMINATION FEE (AS DEFINED ON ATTACHMENT 2).

7.2	NOTHING IN SECTION 7.1 IS INTENDED TO LIMIT EITHER PARTY’S LIABILITY FOR DEATH, INJURY OR DAMAGE TO A PERSON OR PROPERTY CAUSED BY ITS EMPLOYEES OR AGENTS.

8.	TERMINATION AND TERMINATION ASSISTANCE

8.1	Termination

A Termination for Cause . Either party may terminate this Agreement if the other party (i) breaches any of its material duties or obligations under this Agreement and fails to cure such breach within thirty (30) days of written notice by the other party; or (ii) breaches any material duty or obligation under this Agreement which is not capable of being cured; provided that written notice of such breach is provided to the other party

[*] = Confidential Treatment Requested

within 30 days of the non-breaching party having actual knowledge its occurrence. The material breach of the following sections are deemed material breaches under this Agreement (which may be subject to cure as described above): a material breach by either party (if applicable) of sections 2, 3, 5, 6.1(C), 6.1(H), 6.1(J), 8, or 10.4 or a material breach of a party’s obligations under section 5 or either party’s gross negligence or intentional misconduct (collectively, “Deemed Material Breaches”). Breach of the SLA described in Section 1.2.2 of Exhibit F of the Operations Framework which is identified as a Deemed Material Breach is also a Deemed Material Breach as further described therein. Notwithstanding the foregoing, if Vignette terminates this Agreement for a material breach, other than a Deemed Material Breach, as set forth herein, Vignette shall have no Transfer Right, unless it pays the applicable Termination for Convenience Fee. In the event that Vignette terminates this Agreement for a Deemed Material Breach as provided herein, however, Vignette will not owe Virtusa any Termination for Convenience Fee and Vignette does obtain the Transfer Right.

B Termination for Convenience. Vignette may terminate this Agreement for convenience at any time after the Effective Date by giving Virtusa written notice of the termination at least 180 days prior to the termination date specified in the notice and paying the applicable non-refundable and non-cancelable Termination for Convenience Fee, if any, described in E below and as set forth in Attachment 2. Notwithstanding anything to the contrary, (following is referred to as the “Payment in lieu of Notice Process”), Vignette will not be required to adhere to the notice requirement hereunder for Termination for Convenience if Vignette is willing to be obligated to pay Virtusa the net amount of money which Virtusa would have earned had the notice provision been followed (including without limitation, the applicable fees which Virtusa would have billed Vignette for the GDC Billable Resources during the applicable 180 days notice period, plus the applicable Termination for Convenience Fee in effect at the time of notice.). In such event, Vignette will pay Virtusa such 180 days of fees (specifically excluding the Termination for Convenience Fee) on the payment schedule as Virtusa reasonably determines and notifies Vignette in writing, with the last payment occurring no later than prior to the conclusion of the 180 days notice period. The Termination for Convenience Fee will be based on the payment schedule set forth in Attachment 2 hereto.

C Termination for Change in Control of Virtusa. In the event of a Change in Control (meaning, the (i) consolidation or merger of a party with or into any entity wherein such party is not the surviving entity, (ii) sale, transfer or other disposition of all or substantially all of the assets of a party or (iii) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a party) of Virtusa, Vignette, at its sole discretion, may terminate this Agreement under this Section 8.1(C) by (1) giving Virtusa (or the successor entity) written notice of the termination within 30 days of Vignette having actual knowledge of such a Change in Control; provided that such termination will only be effective after 180 days of receipt of such written notice by Virtusa (or the successor entity) and (2) paying Virtusa (or the successor entity) a one-time, non-cancelable and non-refundable fee (as a liquidated damage, and not as a penalty) equal to the Minimum Termination Fee (as defined on Attachment 2) (“Virtusa Change of Control Fee”) in accordance with Attachment 2 hereto. Vignette, at its sole discretion, may follow the Payment in lieu of Notice Process described in the paragraph above with respect to the payment of the 180 days of fees (specifically excluding the Virtusa Change of Control Fee). In such event, Vignette will not owe Virtusa any Termination for Convenience Fee and Vignette does obtain the Transfer Right.

[*] = Confidential Treatment Requested

D Termination for Change in Control of Vignette. In the event of a Change in Control (meaning, the (i) consolidation or merger of a party with or into any entity wherein such party is not the surviving entity, (ii) sale, transfer or other disposition of all or substantially all of the assets of a party or (iii) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a party) of Vignette, Vignette (or the successor entity), at its sole discretion, may terminate this Agreement under this Section 8.1(D) by (1) giving Virtusa written notice of the termination within 30 days of such Change in Control; provided that such termination will only be effective after 180 days of receipt of such written notice by Virtusa (or the successor entity) and (2) paying Virtusa (or the successor entity) a one-time non-refundable, non-cancelable fee (as a liquidated damage, and not as a penalty) equal to the Termination for Convenience Fee subject to a maximum amount of ([*]times the Minimum Termination Fee (as defined on Attachment 2)) if the notice of termination is provided to Virtusa prior to December 31, 2006 (“Vignette Change of Control Fee”). Such fee will be paid pro-rata on a monthly basis over the 180 days. In such event, Vignette will not owe Virtusa any Termination for Convenience Fee and Vignette does not obtain the Transfer Right. If Vignette (or the successor entity) wishes to obtain the Transfer Right, the termination must be done pursuant to Section 8.1(B).

E Termination For Convenience Fee. Attachment 2 sets forth the schedule of termination fees (the “Termination For Convenience Fee”) that are payable by Vignette to Virtusa during the Transfer Right Term as an agreed upon liquidation damage (and not as a penalty) as described in such Attachment 2. Such Termination For Convenience Fee, if applicable, is non-cancelable and non-refundable but is the sole and exclusive remedy of Virtusa should the Agreement be terminated under Section 8.1(B). For avoidance of doubt, Vignette’s obligation to pay a Termination For Convenience Fee is dependent upon whether the Effective Termination Date is prior to or after the Minimum Term and whether Vignette wishes to obtain the Transfer Right, as further described in Attachment 2.

F Termination Fees. Except as otherwise specifically set forth in Section E, neither party will be liable for any fees or expenses in connection with the termination or expiration of this Agreement, except for any outstanding fees and expenses which were incurred by Vignette under this Agreement prior to the termination date.

G Actual Knowledge. Actual knowledge as used in Section 8.1(A), Section 8.1(C), and Section 10.4, means, in the case of Vignette, a member of the Engineering organization of at least the level of Vice President has actual and documented knowledge and in the case of Virtusa, any officer of Virtusa with a title of at least Senior Vice President.

[*] = Confidential Treatment Requested

8.2	Termination Assistance

A Termination Assistance Services. Commencing (i) six (6) months prior to the expiration of this Agreement; or (ii) upon any notice of termination and continuing for up to six (6) months following the effective date of expiration or termination, Virtusa will provide to Vignette, or to its designee, regardless of the reason for the expiration or termination of this Agreement, all reasonable necessary assistance to allow the Services to continue without material interruption or material adverse effect and to facilitate the orderly transfer of the Services to Vignette or its designee, subject to, and in compliance with, the terms of the Operations Framework. For avoidance of doubt, Virtusa agrees that it will not rotate, transfer, change, or move any Special Employee during any notice period or period during the Transfer Right. (“Termination Assistance Services”).

B Performance. Virtusa shall provide the Termination Assistance Services subject to and in accordance with the terms and conditions of this Agreement. Virtusa shall perform the Termination Assistance Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency as it provided and was required to provide the same or similar Services during the Term including, without limitation, adhering to existing Service Levels.

C Scope. The Termination Assistance Services shall include, as requested by Vignette, the following Services, functions and responsibilities:

i General Support. At Vignette’s cost and expense, Virtusa shall (a) assist Vignette in developing a written transition plan for the transition of the Services to Vignette or Vignette’s designee, which plan may, at Vignette’s sole discretion, include capacity planning, facilities planning, human resources planning, telecommunications planning and other planning necessary to effect the transition, (b) perform programming and consulting services as requested to assist in implementing the Transition Plan, (c) train personnel designated by Vignette in the use of any equipment, software, systems, materials or tools used in connection with the provision of the Services, (d) catalog all software, Deliverables, equipment, materials, third party contracts and tools used to provide the Services, (e) provide machine readable listings and associated documentation for source code for software owned by Vignette and source code to which Vignette is entitled under this Agreement and assist in its re-configuration, (f) analyze and report on the space required for the Vignette data and the software needed to provide the Services; (g) assist in the execution of a parallel operation, data migration and testing process, (h) create and provide copies of the Vignette data in the format and on the media reasonably requested by Vignette, (i) provide a complete and up-to-date, electronic copy of any of the policies and procedures guides used such as the PTR or Process Map in the format and on the media reasonably requested by Vignette, and (j) provide other technical assistance as reasonably requested by Vignette and agreed to by Virtusa in writing in connection with Vignette’s transfer of Services to Vignette or its designee.

ii Software. Virtusa shall use reasonable commercial efforts to assist Vignette in obtaining license and/or other rights to any third party software and other materials used and provided by Virtusa in performing the Services at Vignette’s sole cost and expense. Virtusa’s obligations herein shall be subject to its rights and restrictions regarding transferability and assignablility as set forth in the licensing agreements. Virtusa will not charge Vignette any markup or administrative fees and will only pass through any expenses.

[*] = Confidential Treatment Requested

iii Vignette Facilities, Equipment and Software. Virtusa shall vacate the Vignette facilities and return to Vignette, if not previously returned, all Vignette owned equipment, Vignette leased equipment, Vignette owned software and Vignette licensed software, in a condition at least as good as the condition thereof on the Effective Date, ordinary wear and tear excepted. Such Vignette facilities, equipment and software shall be vacated and returned, in each case, all at Vignette’s sole cost and expense at the expiration or termination date or the completion of any Services requiring such Vignette facilities, equipment and Software.

iv Virtusa Subcontracts and Third Party Contracts. Virtusa shall inform Vignette of subcontracts used by Virtusa and its agents to perform the Services, subject to any restrictions concerning confidentiality of any terms thereof. Subject to the foregoing, Virtusa shall, at Vignette’s request, and at Vignette’s sole cost and expense, use reasonable commercial efforts to assist and cooperate with Vignette in its efforts to cause any such agents to permit Vignette or its designees to assume prospectively any or all such contracts or to enter into new contracts with Vignette or its designees on substantially the same terms and conditions, such as price. Virtusa shall request assignment of the designated subcontracts to Vignette or its designee as of the expiration or termination date or the completion of any Termination Assistance Services requiring such subcontracts, whichever is later. To the extent that any designated subcontracts are not assignable, Virtusa, at Vignette’s sole cost and expense, will use reasonable commercial efforts to assist Vignette in obtaining such assignments. If applicable, Virtusa shall, except as otherwise qualified by Virtusa at the time of such representations, (a) represent and warrant that it is not in default under such subcontracts, (b) represent and warrant that all payments thereunder through the date of assignment are current, and (c) notify Vignette of any agent’s default with respect to such subcontracts of which it is aware at the time. Notwithstanding anything to the contrary, (i) Virtusa will use reasonable commercial efforts during the negotiation stage and thereafter to enable it to share and assign any contracts to Vignette and (ii) Virtusa will not charge Vignette any markup or administrative fees and will only pass through any expenses in connection with this section.

v. Other Subcontracts and Third Party Contracts. Virtusa shall identify and provide contact information for any Virtusa agent or third party contractor then being utilized by Virtusa in the performance of the Services. Virtusa shall not interfere with Vignette’s engagement of such Virtusa agent or third party contractor.

D Rates and Charges. If Vignette requests that Virtusa provide or perform Termination Assistance Services in accordance with this Agreement, Vignette shall pay Virtusa the same rates as set forth in the Agreement. To the extent that any Termination Assistance Services require new Services, such new Services shall be payable at Virtusa’s then standard rates less [*] percent ([*]%). To the extent the Termination Assistance Services requested by Vignette can be provided by Virtusa using personnel and resources already assigned to Vignette, there will be no additional charge to Vignette for such Termination

[*] = Confidential Treatment Requested

Assistance Services. If the Termination Assistance Services requested by Vignette cannot be provided by Virtusa using personnel and resources already assigned to Vignette, Vignette, in its sole discretion, may forego or delay any work activities or temporarily or permanently adjust the work to be performed by Virtusa, the schedules associated therewith or the Service Levels to permit the performance of such Termination Assistance Services using such personnel or resources.

9.	INSURANCE.

9.1	Without limiting any of the obligations or liabilities of Virtusa, Virtusa will maintain, at Virtusa’s expense, and for as long as this Agreement is in effect, insurance policies of the kind and limits listed below and will provide Vignette, prior to execution of this Agreement, a Certificate of Insurance evidencing such coverage for the term of this Agreement.

9.2	Insurance is to be placed with insurers: (a) with a Best’s Rating of no less than A:VII; (b) licensed to do business in the state in which the Services are performed; and (c) which have been approved by the relevant state Commissioner of insurance (or equivalent office), Such policies will remain in force until receipt of final payment by Virtusa.

Type of Coverage	Limits
Worker’s Compensation	Statutory

Employer’s Liability	$500,000 Each Accident $500,000 Disease - Each Employee $500,000 Disease - Policy Limit $1,000,000 Each Occurrence $3,000,000 Aggregate

General Liability	$2,000,000

Bodily Injury/Property Damage	$1,000,000

Comprehensive Form including:

(1) Premises/Operations, Single Limit

(2) Products/Completed Operations

(3 Contractual Liability

(4) Independent Contractor

(5) Broad Form Property Damage

(6) Personal/Advertising Injury, and

(7) Owner’s Contractors Protective

Automobile Liability	$500,000 per accident for bodily injury and property damage.

Covering all automobiles, trucks, tractor trailers, motorcycles, or other automotive equipment, whether non-owned, owned or hired by Virtusa or employees of Virtusa, including Vignette as an additional insured with respect to any non-owned, owned or hired automotive equipment used by or with the permission of Virtusa.

Commercial Blanket Bond (employee dishonesty)	$1,000,000

Errors and Omissions	$1,000,000

[*] = Confidential Treatment Requested

9.3	Each Certificate of insurance will contain a provision that coverage afforded under the policies will not be canceled or materially changed without at least thirty (30) days prior written notice to Vignette. Furthermore, Virtusa will obtain an endorsement to its policies providing that Virtusa’s insurance will be primary as respects to Vignette, its officers and employees. Any other valid and collectible insurance or self-insurance maintained by or in the name of Vignette will be in excess of Virtusa insurance and will not contribute to it.

Virtusa will cause each insurance policy issued hereunder to provide: that Vignette is named as an Additional Insured under the General Liability and Auto Liability and Error and Omissions policies as their interests may appear, and that the coverage will contain no special limitations of the scope of protection afforded Vignette, its officers or employees; and that all amounts payable thereunder will be paid to Vignette or Vignette’s assigns.

9.4	It is Virtusa’s responsibility to ensure that the insurance requirements listed above are in effect for the full term of this Agreement. In addition, all of Virtusa’s outside consultants or subcontractors (if permitted) will maintain adequate insurance as detailed above if performing work for Vignette on Virtusa’s behalf, or Virtusa’s insurance must cover the activities of such consultants and subcontractors along with Virtusa. Virtusa is responsible to verify and maintain Certificates of Insurance from such outside consultants or subcontractors.

9.5	The original Certificate of Insurance should be mailed or e-mailed to Vignette Corporation, attn. VP-Products (with a separate copy to General Counsel).

10.	GENERAL

10.1	Dispute Resolution. In the event of any controversy or dispute between the parties, the parties agree to first attempt, in good faith, to resolve a dispute or controversy, at the written request of either party, through discussions between an authorized senior management representative of each party.

[*] = Confidential Treatment Requested

10.2	Force Majeure. Excluding the payment of money (unless there is an interruption to a financial system necessary to allow a party to access and use its operating funds), breaches of ownership or license rights or indemnification, neither party shall be liable for any damages or penalty to the other party for delays or failure to perform any obligations under this Agreement or any applicable WORK ORDER when such delay or failure arises from any Force Majeure event which means war, civil insurrection, natural disaster (such as flood, earthquake, hurricane or lightning strike) or other act of God.

10.3	Entire Agreement. Unless the parties otherwise agree in writing, this Agreement, the Operations Framework and the WORK ORDER(s) attached hereto constitute the entire agreement and understandings between the parties solely with respect to the subject matter hereof, and supersede all previous agreements and oral discussions and understandings between the parties with respect thereto, including, without limitation, the Original Agreement and the Original Operations Framework, and all WORK ORDERS as of the Effective Date except for WORK ORDER #EMEA-PS-001 (to use Virtusa as an extension of Vignette’s EMEA Professional Services team) which was effective approximately June 2005. Notwithstanding the foregoing, the parties have previously executed contractor and other agreements and nothing in this Agreement supercedes any of those agreements, except with respect to Section 22 (Non-Competition and Non-Solicitation) of Amendment No. 1 of the Consulting Agreement dated as of May 9, 2001 as executed by the parties hereto which shall be terminated and of terminated and of no further force or effect. In the event of any conflict between the terms of this Agreement and the terms of the WORK ORDER, the order of precedence described in the recitals will control.

10.4	Non-Solicitation and Competitors.

(a) Neither party will directly or indirectly (i.e., through its agents) solicit for employment, employ, hire or engage, as a consultant/employee any Special Employee. A Special Employee means (a) a Virtusa billable employee in the Vignette GDC who has been a billable resource for at least twenty (20) business days during the preceding 6 month period (“ Virtusa GDC Employee”), (b) a Virtusa GDC Employee for [*] months after such employee no longer satisfies the definition in (a) (“Rotated Virtusa GDC Employee”), or (c) a Vignette employee identified by Vignette in the list below in Vignette’s sole discretion (“Vignette GDC Employee”); provided that (i) the number of Vignette GDC Employees does not exceed the number of Virtusa GDC Employees and Rotated Virtusa GDC Employees in the aggregate (together, “Virtusa Special Employees”). A list of all Special Employees (i.e., employees described in (a), (b) and (c)) will be agreed to in writing by the parties and made available at the beginning of each calendar quarter; such list to supercede anything to the contrary in this Section 10.4(a).

Notwithstanding anything to the contrary, either party may solicit and hire a Special Employee who was terminated (excluding any voluntary resignation) by the other party, or who has received termination notice that has not yet become effective (such new employment not to begin until after the effective date of such termination).

[*] = Confidential Treatment Requested

In addition and notwithstanding anything to the contrary, if the Agreement is terminated by Vignette pursuant to: (1) Section 8.1A (for Deemed Material Breach); (2) Section 8.1B (Termination for Convenience); (3) Section 8.1C (Virtusa Change of Control) ; or (4) Section 8.1(D) (Vignette Change of Control) and either Vignette is obligated to pay the applicable termination fees in accordance with Sections 8.1(B), (C) or (D), as the case may be, and, if applicable, in accordance with Section 8.1E (in the case where the Agreement Effective Termination Date is prior to the Minimum Term) or Vignette, in its sole discretion, determines to be obligated to pay the Termination for Convenience Fee in accordance with Section 8.1B and 8.1E (only in the case where the Agreement Effective Termination Date is after the Minimum Term, subject to the initial and continued compliance of Vignette during the Transfer Right Term of payment terms set forth in the applicable provisions of Section 8.1 or in Attachment 2 (if applicable); then Vignette, at its sole discretion, has the right, but not the obligation, to solicit and hire, or have a third party solicit and hire on Vignette’s behalf or for Vignette’s benefit, any Virtusa Special Employee from the day notice of termination is provided by Vignette and through the period ending [*] months following the Agreement Effective Termination Date (“Transfer Right”). The term of the Transfer Right is referred to as the “Transfer Right Term”. For avoidance of doubt: (A) Vignette obtains the Transfer Right under (1) with no obligation to pay a Termination for Convenience Fee; (B) Vignette obtains the Transfer Right under (2) with an obligation to pay the Termination for Convenience Fee; (C) Vignette obtains the Transfer Right under (3) with no obligation to pay a Termination for Convenience Fee but with an obligation to pay the Virtusa Change of Control Fee; and (D) Vignette has the obligation to pay Virtusa the Vignette Change of Control Fee under (4) but does not obtain the Transfer Right unless Vignette elects to pay the Termination For Convenience Fee under Section 8.1(B), in which case, Vignette obtains the Transfer Right with the obligation to pay the Termination for Convenience Fee.

Virtusa agrees that a Virtusa Special Employee will not be assigned and will not directly or indirectly (e.g., research projects, shadow employee, etc.) work on any project or engagement for any of Vignette’s Competitors. Vignette’s Competitors are solely limited to the following: [*].

Notwithstanding Section 7, in the event of a breach of this Section 10.4(a), the non-breaching party will pay the breaching party as liquidated damages an amount equal to [*]. THIS PAYMENT IS NOT A PENALTY, AND IS A LIQUIDATED DAMAGE IN LIEU OF A CLAIM FOR DAMAGE SPECIFICALLY FOR A BREACH OF THIS SECTION 10.4(A), AS THE PARTIES AGREE THAT THE DAMAGES WOULD BE DIFFICULT TO CALCULATE AND UNCERTAIN, AND THEY DESIRE TO QUANTIFY SUCH AMOUNTS. This is the non-breaching party’s sole and exclusive remedy. Notwithstanding the foregoing, in the event that Vignette breaches this Section 10.4(a) with respect to more than [*] Qualified Virtusa Special Employees (as defined below), Virtusa may deem such a breach a termination for convenience fee event, in which case, on written notice to Vignette by Virtusa, Vignette shall be obligated to pay the applicable Termination For Convenience Fee then in effect. In such event, Vignette obtains the Transfer Right, subject to the initial and continued compliance of Vignette during the Transfer Right Term of the payment terms for applicable termination fees set forth in Attachment 2 (if applicable), without the need to pay any additional termination fees hereunder, whenever occurring or arising and upon such payment, the breach will be deemed to have been

[*] = Confidential Treatment Requested

cured by Vignette and the Agreement may not be terminated by Virtusa due to such event. If Vignette pays the Termination For Convenience Fee under this section, Vignette is not obligated to terminate the Agreement; instead, Vignette may, at its sole discretion, maintain the Agreement and/or terminate the Agreement for its convenience at a later date but only on 180 days prior written notice to Virtusa, and, in which case, no additional Termination for Convenience Fee will be owed to Virtusa. The Termination for Convenience Fee is only payable one time. In order for a Virtusa Special Employee to be a Qualified Virtusa Special Employee, (1) such employee must be a Virtusa Special Employee that has not been involuntarily terminated by Virtusa or has not received a involuntary termination notice from Virtusa, (2) Virtusa must have given Vignette written notice of a breach of this Section within 30 days of Virtusa having actual knowledge of Vignette hiring such Virtusa Special Employee, and (3) Vignette does not cure such breach within 30 days of receiving such written notice from Virtusa.

(b) Subject to full compliance with the terms of (a) above, the parties agree that during the term of this Agreement, and for up to a period of [*] months after termination/expiration of this Agreement, neither party shall solicit (directly or through its agents) for employment any employee of the other party. Notwithstanding anything to the contrary, this Section (b) will not prohibit either party from (i) soliciting or hiring any individual who was terminated by the other party, or who has received termination notice that has not yet become effective (such new employment not to begin until after the effective date of such termination) or (ii) soliciting or hiring any individual who has responded to a general, public advertisement for employment or who contacted the hiring party without solicitation from such party; except that in the event that either party violates this Section (b) only (but not upon any violation of Section (a)) by the soliciting and hiring up to [*] employees per year in violation of this Section (b), such violation shall not be deemed a violation with respect to such [*] employees. Notwithstanding Section 7, the maximum liability for each breach by either party of this Section will be payment of damages up to an amount equal to [*]

(c) In no event shall the other party make disparaging remarks about, or refer negatively to the other party or its association with the other party, its affiliates, officers, directors, trustees, employees.

10.5	Modification of Agreement. This Agreement, the Operations Framework and any WORK ORDER(s) attached hereto may only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of Vignette and of Virtusa. Any variance from the terms and conditions of this Agreement or any WORK ORDER(s) attached hereto as referenced in any invoice, Vignette purchase order(s) or other written notification(s) from Vignette or Virtusa will have no legal effect.

10.6	Enforceability; Waiver. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The failure of either party to enforce rights granted hereunder or to take action against the other party in the event of any beach hereunder shall not be deemed a waiver by that party as to subsequent enforcement of rights or subsequent actions in the event of future breaches.

[*] = Confidential Treatment Requested

10.7	Marketing; Public Relations. Each party agrees to submit to the other all advertising, sales promotions, press releases and other publicity matters relating to this Agreement, or mentioning or implying the trade names, logos, trademarks or service marks of Vignette or Virtusa, as applicable, or containing language from which the connection of such trade names, logos, trademarks or service marks may be inferred or implied, or mentioning or implying the names of any personnel of Vignette or Virtusa, as applicable, and each party further agrees not to publish or use such advertising, sales promotions, press releases or publicity matters without obtaining the other party’s express written consent. Neither party shall use the other party’s name, trademarks, logos or other sources or business identifiers outside of such party’s organization without the other party’s express written consent except as required by either party to comply with law, including federal securities laws.

10.8	Notices. Any notices required under this Agreement may be hand delivered or shall be deemed received three (3) business days after mailing as certified mail, return receipt requested, to the following addresses: If to Virtusa: at the address listed on the first page of this Agreement, Attn: President. If to Vignette: at the address listed on the first page of this Agreement, Attn: President, with a copy to General Counsel.

10.9	Applicable Law. This Agreement will be governed by the laws of the State of Texas and the laws of the United States of America without regard to conflicts of law provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

10.10	Assignment. Neither this Agreement nor any right or obligation hereunder may be transferred or assigned by either party without the express prior written notification to the other party except in connection with a merger, acquisition or sale or transfer of all or substantially all of the business, assets or equity of either party, provided that the successor/assignee agrees to be bound by all the terms of this Agreement.

10.11	Independent Contractor. It is expressly understood that Virtusa and Vignette are independent contractors, and that neither has the authority to bind or obligate the other party to any third party or otherwise to act in any way as the representative of the other, unless otherwise expressly agreed to in a writing signed by both parties hereto. The parties do not intend to form a joint venture or partnership hereby, and no joint venture or partnership is formed hereby. Vignette acknowledges and agrees that Virtusa is in the business of providing consulting and software development services and that nothing in this Agreement shall preclude Virtusa from developing for itself, or for third parties, deliverables/software which are similar to or competitive with those provided hereunder to Vignette, or which otherwise exploit Virtusa Intellectual Property, provided Virtusa is not in violation of this Agreement including, without limitation, Sections 2 or 3 hereof. In addition, nothing in this Agreement shall be construed as a requirements contract, and notwithstanding anything to the contrary, this Agreement shall not be interpreted to prevent Vignette from obtaining from contractors, or providing to itself, any or all of the Services described in this Agreement or any other services.

[*] = Confidential Treatment Requested

10.12	Reports and Meetings. In connection with this Agreement and at the rates and fees as agreed to per this Agreement, Virtusa will provide Vignette with reports pertaining to the performance of the Services and status of the Deliverables on a per project and per product matter and Virtusa’s other obligations under this Agreement sufficient to permit Vignette to monitor and manage Virtusa’s performance and Virtusa will participate in status meetings as reasonably requested by Vignette to keep Vignette informed regarding the Services and Deliverables; such meetings may be outside of normal business hours.

10.13	Audits. Upon no less than 10 business days advance notice and during Virtusa’s business hours, at Vignette’s sole cost and expense, Vignette, or its agents (all being subject to a reasonable confidentiality agreement acceptable to Virtusa) may audit Virtusa with respect to any matter under this Agreement including, without limitation, fees, intellectual property, inspections of Services or Deliverables, and other operations processes. Such audits will be conducted no more than once per year except that if an audit reveals a Material Non-Compliance (defined below), the audits may be conducted more than once per year until two consecutive audits reveal no Material Non-Compliance. Virtusa will provide reasonable access to its facilities, people and anything reasonably necessary (e.g., utilities, phone and fax services, etc.) for Vignette to conduct such audit and Vignette will reimburse Virtusa for Virtusa’s actual out of pocket expenses. Vignette agrees to conduct the audit so as to minimize disruption of Virtusa and its operations. If an audit is required by law or regulation or due to Virtusa’s failure to comply with this Agreement, Virtusa will, at no additional charge, respond to questions and inquiries reasonably necessary to perform the audit. If an audit reveals an overcharging of fees or expenses of more than 5% of fees charged for the applicable time period or any other material breach of this Agreement (each a “Material Non-Compliance”), Virtusa will pay for the reasonable out of pocket cost of such audit and with respect to any overcharged amount, refund such amount immediately with interest at the rate of the lesser of one percent (1%) per month, or the maximum allowable under applicable law, from the date Virtusa originally received the money from Vignette. Virtusa will keep all records and supporting documentation for at least seven years from date of creation, and will make copies of such records available to Vignette at no additional charge.

10.14	Other Terms. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section. The words “include” and “including” shall not be construed as terms of limitation.

10.15	Covenant of Further Assurances. The parties covenant and agree that, subsequent to the execution and delivery of this Agreement each of the parties will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

10.16	Survival. The provisions of Sections 1.3, 2, 3, 4, 5, 6, 7, 8 and 10 (and Attachment 2) will survive the expiration or earlier termination of this Agreement and/or a WORK ORDER. All other rights and obligations of the parties shall cease upon termination or expiration of this Agreement.

[*] = Confidential Treatment Requested

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the day and year below.

VIGNETTE CORPORATION	VIRTUSA CORPORATION
“Vignette” or “Customer”	“Virtusa”

/s/ Bryce Johnson	/s/ Thomas R. Holler
Signature	Signature

Bryce Johnson	Thomas R. Holler
Name	Name

SR VP and General Counsel	CFO
Title	Title

November 11, 2005	November 11, 2005
Date	Date

[*] = Confidential Treatment Requested

Exhibit A

WORK ORDER #

Vignette:

Contract Type:             ☐  Retainer ;    ☐  Time and Material;    ☐  Fixed Price (check all that apply)

Effective Date:

Term:

This WORK ORDER and any amendments hereto are subject to the terms and conditions of the Master Services Agreement dated                      200   between Virtusa and Vignette.

Services:

Deliverables:

Work Schedule:

Resources:

Resources and Monthly Fee Schedule:

Qty	Description Project Team Resources	Utilization	Daily Rate	Monthly Fee

MONTHLY FEE

[*] = Confidential Treatment Requested

Additional Resources:

Payments Terms:

Vignette Responsibilities:

Special Terms:

VIRTUSA CORPORATION
“Vignette” or “Customer”	“Virtusa”

Signature	Signature

Name	Name

Title	Title

Date	Date

[*] = Confidential Treatment Requested

Attachment 1

Operations Framework

[*] = Confidential Treatment Requested

Amended and Restated

Vignette/Virtusa

Global Development Center

Operations Framework

Attachment 1 to Amended and Restated MSA

Also referred to as: WORK ORDER NUMBER 1 as it relates to the Vignette GDC

Table of Contents

1	Purpose			32
	1.1	Reference Documents		32

2	Team Structure and HR Processes for the Vignette GDC			33
	2.1	Team Assembly		33
		2.1.1	Account Management	34
		2.1.2	Stakeholder Matrix	34
		The parties agree that email is deemed to be a writing.		35
		2.1.3	Program Management	35
		2.1.4	Reporting Structure	36
		2.1.5	Escalation Path	36
	2.2	Team Staffing – See Appendix F		36
	2.3	Staff Removal, Rehires – See Appendix F		36
	2.4	Salary/Compensation & Reports		36
		2.4.1	Salary/Compensation	36
	2.5	Performance Assessments and Promotions		37
	2.6	Spot Bonuses, Team Lunches, Reimbursements, etc.		37
	2.7	Onsite/Offsite Ratio		38
	2.8	Training		38
	2.9	Vacation/Sick Leave		38
	2.10	Best Practices		38
	2.11	Communication Plan, Meeting Plan and Guidelines		39
		2.11.1	Quarterly Review Meetings	39
		2.11.2	Program Status Review Meetings	39

3	Pricing Information			40

4	Development Center Configuration			40
	4.1	Hardware Procurement		40
	4.2	Software Procurement		40
	4.3	3rd Party ERP Software		40
	4.4	Required Consent		40
	4.5	Hardware Maintenance		40
	4.6	Sample Certification Lab Architecture		40
	4.7	Desktop Hardware and Software		41
		4.7.1	Developer Workstation – Hardware	41
		4.7.2	Developer Workstation – Software	42
		4.7.3	Maintenance Consoles	43
		4.7.4	QA Workstations	43
		4.7.5	Application Servers	43
		4.7.6	Database / LDAP Servers	43
	4.8	Software		43
	4.9	Connectivity		44
	4.10	Vignette-Specific Security Requirements		44
		4.10.1	Segregated Development Facilities	44
		4.10.2	Network Connectivity	44
		4.10.3	Facilities	45
		4.10.4	Source Code Management	45
		4.10.5	Removable Media	45
		4.10.6	NDA Disclosure	45
		4.10.7	Security Audit	45
		4.10.8	Content Filtering	45
	4.11	Vignette-Specific Disaster Recovery Requirements		46

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix A: Pricing Information			47
1.1	Contract Type		47
1.2	Rate Structure		47
1.3	Fees		51
	1.3.1	Onsite Per Diem Charge	51
	1.3.2	Travel Charges	51
	1.3.3	Miscellaneous Operating Expenses for Non-GDC Resources Only	51
	1.3.4	Infrastructure Charge fon Non-GDC Resources Only	51
1.4	Holidays		52
1.5	Vacations		52
1.6	Other Assumptions		53

Appendix B: Standard Hardware and Software Policy			54
Hardware Allocation Policy			54
	Standard Hardware		55
	Software Allocation Policy		55

Appendix C: Security Policies			57
Policy Framework			57
Introduction to Information Systems Security Policy			58
Security Infrastructure			58
Physical Security			58
Network and Internet Security			59
Intrusion Detection			60
Client Confidentiality and Data Protection			61
Anti-Virus Administration Procedures			61
Password Management			62
Employee Identify Information			62
User Access Rights			63
Logging and Monitoring			64
Incident Management Procedures			64
Data Classification and Media Handling			64
Clear Desk Policy			65
External Audits			65

Appendix D: Business Continuity Plan (Disaster Recovery Plan)			66

Appendix E: Sample Work Order			67

Appendix F: Team Staffing, Staff Removals, Rehires			68
1.1	Intentionally Deleted		68
1.2	Team Staffing		68
1.3	Staff Removal, Rehires		68

Appendix G: Vignette Travel Policy			69

Appendix H: Resource Role Descriptions			74
Virtusa Role Career Progression			74
Program Manager			74
Architect			74
Development or Technical Lead			74
QA Lead			74
QA Engineer			74
Development Engineer			74

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

I. PURPOSE

The purpose of this Amended and Restated Vignette/Virtusa Global Development Center Operations Framework document (“Operations Framework” or “Attachment”) is to define the operating framework for the Vignette Global Development Center (GDC). This document will reflect changes in the operating model since the original operations framework document was executed in March 2004 and will serve as the governing document for the operating model that Vignette and Virtusa will adhere to as of the Effective Date of the Amended and Restated MSA. This document is an attachment to the Amended and Restated Master Services Agreement dated as of November 1, 2005 (“MSA”) between the parties. Capitalized terms used herein but not defined herein shall have the meaning set forth in the MSA.

A. Reference Documents

The Global Development Center (GDC) relationship will be governed by a set of two major documents as defined below.

Document Name	Description
MSA (which includes this Operations Framework)

Used to define the legal and general operating framework that will be used to conduct the daily operations of the engineering, development and quality assurance activities. Defines program governance, structure and success factor criteria.

Work Order	Used to define how the capacity described in the Operations Framework will be used and may include the project details, skill sets needed, tasks and deliverables.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

II. TEAM STRUCTURE AND HR PROCESSES FOR THE VIGNETTE GDC

A. Team Assembly

Vignette and Virtusa will continue to operate the global development center (the “Vignette GDC”) in Virtusa’s Advanced Technology Center (ATC) in Hyderabad, India.

The parties are focusing their efforts on building the Vignette GDC and increasing productivity of the GDC. This Operations Framework will also serve as Work Order Number 1 as it described how the Vignette GDC will operate. The total number of authorized GDC resources are referred to the “GDC Resources” and such number will consist of the actual billable resources (“GDC Billable Resources”) plus positions to be filled by resources to become billable such as due to growth, removals or rotations from the Vignette GDC or resignations from Virtusa resulting in a vacancy in the Vignette GDC (“GDC Open Positions”). The parties agree no additional Work Order is required to add additional resources to the Vignette GDC; provided that such resources are added to the Vignette GDC in accordance with the terms of this Operations Framework and the MSA. There is no limit on the number of resources Vignette may request Virtusa to add to the GDC under the process described in Appendix F. For additional projects or services or with respect to additional Virtusa resources that Vignette may request to perform services for the Vignette GDC, but not be considered part of the Vignette GDC for purposes of the Operations Framework and the MSA, the parties will execute additional Work Orders at rates and other terms including project scope to be agreed upon by the parties.

Team Organizational Structure

Vignette and Virtusa will follow the processes as set forth in this Operations Framework, including Section 2 herein, and the MSA to establish the team structure and staffing selection for the Vignette Global Development Center (also referred to as the “Vignette GDC” or “GDC”).

The leadership team from each of Virtusa and Vignette will provide the following resources with the roles and responsibilities as set forth below:

Executive Sponsor—provides executive sponsorship to the entire client relationship. Typically interacts with key executive stakeholders at the account.

Client Services Manager—provides executive account management. Actively participates in weekly account and project status reviews.

Delivery Unit Head—takes complete responsibility of the delivery of the program. Manages key client relationships, reviews project schedules and deliverables, participates in management reviews and teleconferences and ensures resolution of escalated issues.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Program Manager—takes responsibility of the various projects running within the GDC program. Manages key client relationships, reviews project schedules and deliverables; coordinates change requests, technology changes, deviations, etc. Ensures overall quality of the project and on-time delivery.

Project Manager—for each project or functional group, this person will be in charge of day-to-day activities of that project. The project manager may reside onsite at the client site or remotely in the ATC facility, depending on the nature of the project work.

Project Team—project team members comprised of technical leads, engineers, quality assurance engineers, etc. These team members can be located either onsite, offshore or both, depending on the nature of the project work.

Software Engineering Process Group (SEPG)—responsible for working with the project teams to tailor Virtusa’s standard process for each client project engagement. Conducts frequent project process audits to insure that the project team is operating in compliance to the tailored process.

Global Competency Excellence Groups (GCEG)—responsible for insuring that the project teams have the required competency within their respective disciplines such as project management, architecture and engineering, quality assurance and business analysis. Conducts frequent mentoring, training and focus peer groups for cultivating a community that can share and leverage best practices derived from their project delivery experiences.

Note: None of the positions set forth above nor any Non-Hyderabad, India based employees (“General Account Management Resources”) are or may be included as GDC Resources except for one Hyderabad based Program Manager. The General Account Management Resources are provided at no additional charge to help ensure the success of the GDC.

2.1.1 Account Management

Virtusa and Vignette will follow the processes and procedures for account management as set forth in this Operations Framework and the MSA, including Virtusa’s obligation to provide or facilitate the following:

•	Monthly program review with key stakeholders

•	Salary data

•	Quarterly forecasts

•	Monthly adjustments to forecast as needed

2.1.2 Stakeholder Matrix

The following list of personnel represents the key stakeholders within the Vignette/Virtusa relationship and their expected relationship role in this engagement.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Company	Relationship Role
Virtusa*	Executive Sponsor. Owns executive level relationships.

Virtusa*	Sales Executive. Owns business aspects of relationship.

Virtusa*	Legal Counsel. Owns all legal aspects of the relationship.

Virtusa*	Delivery Unit Head. Owns all aspects of the delivery relationship.

Virtusa*	Client Services Manager. Owns the customer relationship and related issues. This is an onsite but a non-billable role.

Virtusa*	Delivery Manager.

Virtusa	Program Manager. Owns the successful execution of the GDC program. This is a GDC Resource as described in Section 2.1.3, is primary owner of all administrative aspects of the GDC, and will report to the Vignette Engineering Director, or his delegate.

Vignette	VP of Engineering. Owns the overall outsourced engineering relationship.

Vignette	Legal Counsel. Owns all legal aspects of the relationship.

Vignette	Engineering Director. Primary owner of the outsourced operational aspects of the relationship which include delivery of software projects (except as described in 2.1.3). Primary owner of budgeting and forecasting for GDC operations.

Vignette	[List other Vignette stakeholders as required]

*	Represent General Account Management Resources and thus, are included at no additional charge.

NOTE: Any notices required under this Agreement must be in writing (unless expressly provided to the contrary) and provided to the following positions to be effective:

Vignette: Engineering Director and VP of Engineering

Virtusa: Delivery Unit Head

The parties agree that email is deemed to be a writing.

2.1.3 Program Management

As part of the Vignette GDC Resources, Virtusa will assign a billable Program Manager to oversee the successful operations and project execution. The Virtusa Program Manager will be an ATC based senior resource that will be responsible for leading the program. The Virtusa Program manager will report to Vignette Engineering Director for all GDC operational aspects related to the building of software products and will report to the Virtusa Delivery Manager for all related administrative issues. The Program Manager is allocated full-time to the Vignette program. [*] will be assigned as the Vignette Program Manager. Virtusa will provide, at no charge, reasonable office accommodations for a reasonable number of Vignette employees (not to exceed 5% of the Vignette GDC Billable Resources) in the facility where the GDC operates.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

2.1.4 Reporting Structure

All the Virtusa team members report to the project manager for the work related to the project. Typically a project manager is assigned for each major product or project initiative within the GDC. Each project manager reports to the Program Manager who in turn reports to the Virtusa ATC Client Delivery Head who in turn reports to the Executive Vice President of Technical Operations. This is the suggested escalation path for issues relating to the project.

All of the Vignette engineering Directors/Managers report into the VP, Engineering. This is the suggested escalation path for issues relating to the project.

2.1.5 Escalation Path

A formal escalation procedure is defined at the beginning of the project as part of the detailed project governance plan. Issue escalation becomes operational when an issue remains unresolved for a pre-defined time period. For most issues, the first point of escalation for Vignette is the Virtusa onsite/offsite program manager. In case the issue settlement is beyond the scope of the program manager it is escalated to the Delivery Manager. If necessary, Vignette may further escalate issues/concerns to Virtusa’s executive management team based in Westborough, MA.

Virtusa will escalate any unresolved issues or disputes to the Sr. Director of Engineering and/or the VP of Engineering. If necessary, Virtusa may further escalate issues/concerns to Vignette’s executive management team based in Austin, TX.

B. Team Staffing – See Appendix F

C. Staff Removal, Rehires – See Appendix F

D. Salary/Compensation & Reports

2.4.1 Salary/Compensation

Virtusa will follow the compensation modification (Virtusa salary increases and bonuses based on Virtusa base pay, excluding any Vignette special allowances or bonuses) policies related to the annual focal performance appraisal review cycle and the quarterly (or other time period) talent review (promotion) cycles in effect at Virtusa and generally applicable to all other Virtusa employees. Vignette will have the ability to request Virtusa to modify any Vignette special allowance or additional compensation of any kind for an individual only at the beginning of each quarter; provided that, to take effect in a quarter, Vignette shall have provided prior written notice to Virtusa of not less than 30 days prior to the first day of such quarter regarding proposed increments; and provided further that no changes to compensation or any allowances shall be allowed or made after commencement of any quarter.

2.4.2 Compensation Reports

Virtusa will provide a quarterly report of confidential compensation details for GDC Resources to a limited number of authorized Vignette designees within and outside the GDC. Virtusa will ensure that it has all rights and permissions necessary to provide such details to Vignette.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

2.5 Performance Assessments and Promotions

Virtusa will follow the same performance assessment and review processes and practices for the Vignette GDC team as it does with other Virtusa employees. Vignette management will be responsible for participating in and completing the assessments and appraisals according to published schedules and will keep Virtusa management informed regarding the status of key performers as well as the status of low performers.

Over time, Vignette may assess the performance management processes and formats and may request to enhance or modify the applicable processes and related artifacts. Any changes to the policy that are required by Vignette will be submitted to Virtusa for review, mutually agreed upon by both Virtusa and Vignette, and if agreed upon, subsequently incorporated to the policy accordingly.

2.5.2 Promotions

GDC promotions will occur at the same intervals as Virtusa’s standard talent review cycles and process applicable to all other Virtusa employees, but not less than annually. Vignette may request the promotions of (Virtusa rankings) Tier 3 and Tier 4 GDC resources in its discretion and upon Virtusa’s consent, such consent not to be unreasonably withheld, such promotions will occur. For promotions of (Virtusa rankings) Tier 1 & Tier 2 GDC resources, however, Virtusa and Vignette shall create a joint panel consisting of Virtusa and Vignette GDC leadership. Vignette and Virtusa will collaborate to identify and define the roles and responsibilities and related promotion criteria for Tier 1 and Tier 2. Once defined, this will serve as the benchmark and framework for promotion decisions to be implemented by Virtusa.

2.6 Spot Bonuses, Team Lunches, Reimbursements, etc.

Virtusa will bill any pre-approved (in writing by Virtusa) spot bonuses, team lunches and outings to Vignette as a pass-through expense with no markup. Vignette and Virtusa will review the current bonus levels and mutually agree in writing on a pre-defined budget for these activities. Virtusa will provide to Vignette a monthly report on the incremental expenses in these programs as they are incurred.

Vignette shall maintain reasonable practices regarding spot bonuses, perks and other bonus or benefit programs as Vignette may elect to have Virtusa implement under the guidelines established and agrees to provide timely written notification to Virtusa, of any program that may be outside of the agreed upon levels. Virtusa retains the right to object to and approve of any program whose parameters fall outside of the agreed upon guidelines or which Virtusa reasonably believes will negatively impact morale. Virtusa will collaborate with Vignette to identify potential alternative programs, or parties can escalate accordingly to resolve. If no guidelines are mutually agreed, Virtusa must consent to any benefit program Vignette wishes Virtusa to implement that in any 12 month period, in the aggregate, with any other benefit programs during such 12 month period, does not cause a reoccurring benefit of more than [*]% of current cash compensation (i.e., CPC amount) for such 12 month period.

Vignette must provide Virtusa at last 30 days prior written notice prior to the beginning of any quarter of the desire to pay any bonuses or incur any substantive expenses in a quarter to ensure proper accounting for the same.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

2.7 Onsite/Offsite Ratio

Vignette and Virtusa agree that during the steady-state GDC operations the overall onsite/offsite mix will be less than or equal to [*]%, unless otherwise mutually agreed by Vignette and Virtusa. During any period of ramp-up or during critical project deliverables it may be necessary to increase the onsite/offsite ratio.

2.8 Training

Virtusa will provide and own the training and on-boarding of resources with regard to Virtusa’s standard processes and procedures, and any fundamental skills represented in the resources’ profile as a core competency (e.g., Java/J2EE, C++, etc.). The competency will be based on the individual’s current experience level.

Vignette will provide training on all Vignette product suites, code bases, tools and development and quality assurance processes reasonably needed for the successful execution of project activities. Vignette will provide this training at a mutual agreeable location, which may include Virtusa’s ATC facilities. As way of example, Vignette will be responsible for its out of pocket expenses and the time spent by the Virtusa personnel will be billable based on the fee structure described in this Operations Framework. Vignette will accept and absorb the cost of training of bringing new transition personnel up to speed from the date of employment with Virtusa.

Virtusa will provide timely visibility and transparency to Vignette to the India training calendar, in accordance with the schedule and timing of communication to all Virtusans. Vignette leadership has the ability to nominate GDC team members for training and the selection of participants for training will occur as per the standard process generally applicable to all other Virtusa employees.

Vignette and Virtusa will mutually agree on any specialized or advanced technology training that may benefit any resource on the team including any associated costs with such training. Virtusa will bill Vignette directly for the out of pocket costs associated with any special training extended to GDC resources. The program details and related costs will be assessed and agreed upon in writing, on a case by case basis, at the time of request.

2.9 Vacation/Sick Leave

See Appendix A of this Operations Framework.

2.10 Best Practices

Virtusa currently leverages a unique “ISG” (Individual Support and Growth) leadership structure throughout the organization. It is intended to provide a “home” for each Virtusan and serves as a critical extension of the HR and management function. Its primary purpose is to provide personalized support to individuals based on their own unique personal needs and professional aspirations. The ISG best practices will continue to be leveraged for People Management. The Project Managers will act as the ISG Managers for each of their GDC team members. Director of GDC Operations from Vignette and the Delivery & Program Managers from Virtusa can jointly act as the ISG Managers for the Tier 1 GDC resources.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

2.11 Communication Plan, Meeting Plan and Guidelines

2.11.1 Quarterly Review Meetings

Virtusa and Vignette will hold quarterly executive meetings to evaluate the overall status of the relationships. Vignette and Virtusa key executive stakeholders will attend this meeting. The intent of this meeting will be to plan and gain visibility to quarterly needs.

2.11.2 Program Status Review Meetings

Virtusa and Vignette will hold fortnightly program status meeting with all key stakeholders of each organization to track the overall progress of the relationship. The Virtusa business and delivery owners will attend these meetings. Vignette key program stakeholders will also attend this meeting. These meetings can be held in person, over videoconference or over teleconference. A standing agenda will be published and meeting minutes will follow each meeting.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

III. PRICING INFORMATION

Appendix A sets forth pricing information for this Operations Framework.

IV. DEVELOPMENT CENTER CONFIGURATION

The following section outlines the policies governing the acquisition, ramp-up, setup and monitoring of the Vignette GDC. Vignette and Virtusa will define the exact configuration and architecture collaboratively during the initial ramp-up phases of the GDC. All of the standards described in the appendices to this Operations Framework apply; however, to the extent of any inconsistency between this Section 6 and any Appendix, this Section 4 will govern.

A. Hardware Procurement

Vignette will utilize the services of Virtusa to procure hardware which is economically practical, based on pricing through Virtusa’s existing channels; however, hardware which is economically prudent for procurement by Vignette may be delivered to Virtusa’s Westborough facility for delivery to the India Advanced Technology Center or may be purchased by Vignette in India for delivery to the ATC. The costs for shipping hardware to India through Virtusa will be handled as a pass-through expense with no mark-up. Virtusa will provide copies of the applicable invoices.

4.2 Software Procurement

Software will be provided by Virtusa in accordance with its Standard Hardware and Software Policy attached hereto as Appendix A (the “Policy”). Perforce client which is not on the Policy will be provided by Vignette for use on a [*] to be located in [*]. Additional software outside of the terms of the Policy will be provided by Vignette except to the extent provided in this Section (e.g., Section 6.7 and 6.8). At the termination of this MSA, all Virtusa licensed software will be removed by Virtusa from hardware owned by Vignette.

4.3 3rd Party ERP Software

Vignette will maintain responsibility for establishing relationships with the ERP vendors, and providing the software and licenses to allow Virtusa to utilize the software within the GDC for Vignette’s development purposes. At Vignette’s sole cost and expense, Virtusa agrees to help Vignette in the event Virtusa can secure licenses directly in a more efficient manner.

4.4 Required Consent

For software and/or hardware that Vignette provides for the GDC, Vignette will maintain responsibility for obtaining all consents to allow Virtusa to utilize the software or hardware. For hardware and software provided by Virtusa, Virtusa must obtain consents for Vignette to utilize the software and/or hardware as applicable.

4.5 Hardware Maintenance

Except for damage or loss (other than due to reasonable wear and tear) for which Virtusa will be responsible, Vignette will be responsible for the maintenance costs on any hardware or software provided to Virtusa during the course of the GDC relationship. Virtusa will be responsible for the maintenance costs on any hardware or software provided as part of its Policy.

4.6 Sample Certification Lab Architecture

The following diagram represents a sample proposed GDC development lab architecture. It does not represent what will be set-up as part of this GDC engagement.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Figure 4: Example Vignette Lab Configuration

4.7 Desktop Hardware and Software

The Windows-based developer workstations will contain the developer tools and source code workspaces for the developers to carry out daily development activities. These will also serve as the unit and smoke testing machines for the developers. The hardware and software configuration of these machines have been detailed in this document. Notwithstanding the foregoing, Virtusa will only be obligated to provide software and hardware in accordance with its Policy and as otherwise described in this Section 4. Items requested as set forth below will be provided at additional charge, if able to be obtained by Virtusa on commercially reasonable terms.

4.7.1 Developer Workstation – Hardware

RAM	2048MB is the expectation for each workstation, some may have less depending on needs

Processor	Pentium IV 2.0 GHz, dual processor

Processor BUS Speed	133 MHz

Video RAM	8 MB

Cache Memory	512

HDD	40 GB

CD-ROM	YES

Network Adapter	10/100

Hard disk space	At least 40 GB

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Virtusa agrees that on behalf of Vignette, Virtusa shall purchase upgraded workstations (“Upgraded Machines”) based on the standards as set forth in the table above at Vignette’s cost and expense. Vignette shall notify Virtusa of the number of Upgraded Machines that Virtusa should purchase. Virtusa will invoice Vignette for such Upgraded Machines equal to Virtusa’s actual cost to purchase the Upgraded Machines. Upon termination of this MSA, Vignette shall have the right to take full possession and custody of such Upgraded Machines in accordance with the terms of the MSA.

Notwithstanding anything to the contrary in the Policy (as set forth in Appendix     ), at Virtusa’s sole cost and expense, Virtusa will allocate and make available to Vignette the number of standard Systems (each as defined or set forth in the Policy) equal to [*]% of the number of Virtusa billable resources assigned to the Vignette GDC. At Virtusa’s sole cost and expense, Virtusa will provide and install for each System (or, at Vignette’s discretion, an alternate system) the software described in the Policy, and in Sections 4.7 and 4.8. To the extent that Vignette requires in excess of its allocation of Systems, or software in excess of that which Virtusa provides at Virtusa’s sole cost and expense, Vignette will be responsible for all incremental fees and costs thereto.

4.7.2 Developer Workstation –Software (to be provided at Virtusa’s sole cost and expense)

Operating system	Windows 2000 Professional/Server

Developer toolset	A good Java editor with JSP, XML and J2EE support.

VPN Software	Cisco VPN Client will be provided by Vignette for developers to log on to their network to use perforce etc.

Database servers	Oracle 9.2.0.1 for Win2K , Oracle 8i, Sql 2000 Server, DB2

Application servers	WebLogic6.1SP4 or later

LDAP Server	iPlanet 5.0 SP2

Internet Browser	Internet Explorer 5.5 or later Netscape 7 or later

Miscellaneous tools	MKS Tools 8.0 is required; RSHD (Winsock RSHD/NT Remote Shell Daemon for Windows NT 2.18) is required

Perforce related installations	Need to install the Perforce client provided by Vignette, and configure to connect through VPN

Viper specific dependencies	Connects through VPN, a web based Vignette intranet application

Languages supported	Multiple languages will need to be supported through l10n, i18n

X server software	Yes, to debug issues on a Solaris Test box (Exceed etc.)

IP address requirements	Static IP required for each workstation using Vignette VPN.

Java development tools	Sun JDK 1.3 or later Weblogic App Server 6.1 or later (J2EE) Websphere 4 or later (J2EE) Apache Ant build tool

MS development tools required	Win2K Resource Kit is required

Vignette specific installations	You will need a good code comparison tool (Compare It, Beyond Compare) to ensure that you check in only intended changes, and not other modifications to source.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

4.7.3 Maintenance Consoles

The maintenance area will contain several maintenance consoles, which can be switched to perform system maintenance of servers. Terminal servers will allow administrators to connect remotely to perform system maintenance. Telnet sessions can also be enabled for remote access as needed.

4.7.4 QA Workstations

Several Windows-based client workstations will be setup for testing the end-user operations, subject to the terms of the Policy. These workstations will also be used to run testing automation and performance tools. The setup would be similar to the Developer workstations as outlined above.

4.7.5 Application Servers

The application server section will be used to run various operating systems and application server combinations. Examples platforms would be Win2K, Solaris, AIX, HPUX, Linux and example application servers would be Weblogic, Websphere. The exact application environment will be setup in accordance to Vignette’s standard procedures.

4.7.6 Database / LDAP Servers

The database section will contain the different databases and LDAP servers running on different platforms to facilitate homogeneous and heterogeneous configurations.

4.8 Software

The following table outlines the various operating systems, application and database software that will be used to create the various operating stacks. All this software will be provided at Virtusa’s sole cost and expense in accordance with this Operations Framework and the MSA. Virtusa will continue to obtain upgrades and new releases to the software listed below (provided they can continue to be obtained on reasonable commercial terms) as part of their partnerships or other agreements with such vendors. However, Vignette may at its sole discretion determine which of such upgrades/new releases that it wants to use and the timing of when Vignette uses such upgrades/new releases.

Operating Systems	Application Servers	Web Servers	Database Servers	LDAP Servers	Miscellaneous / Tools
WinNT SP6 Win2K SP2 Windows XP Windows 2003	Weblogic WebSphere iPlanet AS Tomcat	IIS iPlanet WS	SQL 2000 Oracle 8.1.6 Oracle 8.1.7	Windows Active Directory Oracle Directory Server iPlanet Directory Server	MKS Tools RSHD Win2K ResKit WinNT ResKit

Solaris	Weblogic WebSphere iPlanet AS Tomcat	Apache IBM HTTPD iPlanet WS	Oracle 8.1.6 Oracle 8.1.7 Oracle 9i Sybase 12.5 IBM DB2	Oracle Directory Server iPlanet Directory Server	N/A

AIX	WebSphere	IBM HTTPD	IBM DB2	IBM Directory Server	N/A

HPUX	N/A	N/A	N/A	N/A	N/A

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

In connection with work stations to be used by the Virtusa resources performing on-site at Vignette, Vignette agrees that, at its sole cost and expense, Vignette shall be solely responsible for providing such work stations and purchasing licenses for the software related to such workstations.

4.9 Connectivity

Operating a global development center will require the adequate bandwidth and connectivity between Virtusa’s offshore facility and Vignette’s facilities. Virtusa provides standard connectivity as part of its Hardware/Software Policy. Vignette has a stated need and desire to have increased dedicated bandwidth and connectivity based on the needs of the GDC. Vignette will be solely responsible for additional costs for any requested increased, dedicated bandwidth, above the Policy. Virtusa is providing the connectivity at Vignette’s cost and expense, as set forth in the illustration below.

4.9.1 Vignette GDC Connectivity

[*]

A summary of the connectivity is set forth below.

[*]

4.10 Vignette-Specific Security Requirements

Notwithstanding anything to the contrary in this Section 4, Virtusa will comply with the following Vignette requirements, with the exception that Virtusa is not responsible for liability arising out of any violation of the terms of this Section 4.10 to the extent that any such requirement is under the sole and exclusive control of Vignette:

4.10.1 Segregated Development Facilities

Vignette requires full isolation of its associated lab and development environments located in the Advanced Technology Center. This is required at the [*] levels. All information disclosed in section 8 of this document is required, with the addition of the following criteria.

4.10.2 Network Connectivity

Vignette requires a separate physical network to accommodate the lab infrastructure and the development computing resources. In this scenario, these systems are connected to a separate physical network and access to the systems in the DMZ is controlled via [*]. Except as agreed in writing by the parties, no remote network access will be provided for any personnel of the Advanced Technology Center outside of the physical network located within the Advanced Technology Center in the Vignette project area. Network connectivity to computing resources within the Vignette GDC must be limited to personnel working within the GDC, with the exception of [*] and except as otherwise agreed to in writing by the parties. Vignette project associated personnel will require access to the following Virtusa owned corporate resources.

•	[*]

The above resources will be located [*] and access to said resources will be controlled by [*].

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

4.10.3 Facilities

Vignette requires that the Vignette GDC be physically separated from non-Vignette-GDC space within the Virtusa ATC. Access to the Vignette GDC must be limited [*], allowing only Vignette project associated personnel into the development and lab facilities housing Vignette operations at the Advanced Technology Center. As required to perform maintenance, Virtusa IT personnel may be required to access the Vignette facilities.

4.10.4 Source Code Management

All source code and project information will reside [*] and will have administrative access solely retained by Vignette and its direct employees. Vignette will manage access control to the data [*].

4.10.5 Removable Media

No writeable removable media devices will be permitted within the Vignette Project Center located within the Advanced Technology Center. This will include but not be limited to CD-R, CD-RW, “floppy disks”, removable flash memory or USB/IEEE 3914 storage devices. Virtusa shall disable all of the [*] located within [*] for the term of this MSA.

4.10.6 NDA Disclosure

Virtusa will provide Vignette with a copy of the signed NDA from each employee associated with the Vignette development effort at the Advanced Technology Center.

4.10.7 Security Audit

Virtusa will provide the results from its annual security audits performed by an independent third-party as well as any responses thereto including, without limitation, any documents indicating how issues are to be addressed. At Vignette’s sole cost and expense, Vignette also reserves the rights to perform a security audit of the facilities (physical, network, etc.) at Vignette’s discretion on reasonable prior written notice and during business hours only. Vignette agrees that its access shall be limited solely to Vignette’s network and Virtusa shall monitor and accompany Vignette during audit process.

4.10.8 Content Filtering

Outbound e-mail with attachments will be limited to individuals inside the Virtusa and Vignette domain (i.e., virtusa.com or vignette.com). This restriction will be managed via e-mail controls implemented by Virtusa to limit the possibility of intellectual property transcending the Vignette/Virtusa team. Messenger and Chat applications will be limited to yahoo instant messaging only and attachments will be filtered. This restriction will be managed via controls implemented by Virtusa to limit the possibility of intellectual property transcending the Vignette/Virtusa team membership. FTP access will be monitored to prohibit the delivery of information to members outside of the Vignette/Virtusa teams. This restriction will be managed via controls implemented by Virtusa to limit the possibility of intellectual property transcending the Vignette/Virtusa team membership.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

[*] will be disabled on all systems to prevent delivery of information to members outside of the Vignette/Virtusa teams unless otherwise agreed in writing by Vignette. This restriction will be managed via controls implemented by Virtusa to limit the possibility of intellectual property transcending the Vignette/Virtusa team membership.

4.11 Vignette-Specific Disaster Recovery Requirements

Virtusa will comply with the guidelines and directions stipulated in their Business Continuity Plan, which was developed in collaboration with PricewaterhouseCoopers. Virtusa will provide the current Business Continuity Plan to Vignette and notify Vignette in the event of modifications to this plan.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix A: Pricing Information

APPENDIX A: PRICING INFORMATION

1.1 Contract Type

The primary engagement type for the GDC will be on a capacity based engagement (“Capacity Based” or “Retainer Agreement”). Except as described in Section 1.2, in a Retainer Agreement, each Virtusa resource will be billed a fixed amount on a monthly basis, based on the daily rate (multiply the hourly rate by 8 hours) and a 20 business day month (and pro-rated for any partial month worked by these resources in their first month or last month of joining). Virtusa standard holidays reasonable sick days, and vacation days (to the extent that the total of standard holidays, sick days, and vacation days is no greater than 21 days per year per resource (including any successor resource)) are covered under a Retainer Agreement. Extended sick days (time in excess of 3 consecutive days), vacation time that causes the total of sick, holiday, and vacation days to exceed 21 in a given year per resource (including any successor resource), or other extended leave time for Virtusa resources will not be considered billable under a Retainer Agreement and, once the 21 day period is exceeded, during the applicable 12 month period, each additional sick, vacation or holiday shall be reduced from the 20 business day month for billing purposes. In addition, under the Retainer Agreement, if any Virtusa resource bills in excess of the equivalent of a 9 hour average work day, calculated over the actual business days in a month or any hours on a weekend day provided such employee has billed at least 40 hours during the week (“Overtime”), Virtusa will bill such additional time in excess of the 9 hour average time or any weekend billable time to Vignette based on the rate in the table below [*]. For purposes of determining overtime and calculating the average number of hours billed each month, each authorized sick day, holiday or vacation day (up to the 21 day limit per year per resource) taken during such month shall be deemed to be 8 billable hours of work. The calculation for determining the average number of hours billed each month is as follows:

•	[*]

Virtusa will notify Vignette within 1 workweek of any unplanned or unanticipated Overtime having occurred. Vignette and Virtusa will each notify the other if the projects’ progress is about to cause a requirement for Overtime. As part of Virtusa’s reporting obligations, Virtusa will itemize any additional hours worked beyond the retainer agreement on the monthly invoices sent to Vignette at the end of every month as well as sick days, holidays or vacation days taken for such month by each resource.

Virtusa also offers a Time and Materials (T&M) engagement model. In a T&M agreement, each Virtusa resource is billed for the actual hours worked and does not include items such as Virtusa holidays, sick days and vacation days. There is no premium charged for hours worked beyond an 8 hour work day or 40 hour work week or on weekends/holidays.

1.2 Rate Structure

The rate table set forth below and on the tables below in this Section provides the rates solely for the Virtusa resources engaged and hired into the GDC.

The rates herein are effective as of October 1, 2005.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix A: Pricing Information

The pricing structure set forth below reflects the following cost/component considerations:

•	Fixed Cost: This component is a fixed amount per month notwithstanding number of GDC Billable Resources or Compensation. This component will be divided by then current number of GDC Billable Resources to determine daily rate per GDC Billable Resource. Since this component is insensitive to salary increases, this component does not increase overall billing rates if salary increases are implemented.

•	“Variable Other”: This component is a fixed amount per GDC Resource per day and will increase or decrease with team size only (but excludes CPC). This amount covers non-cash benefits such as disability insurance as well as variable overhead like computers, workspace, and other items covered by the [*]% Infrastructure charge applicable only to non-GDC Resources.

•	Compensation: This consists of only those items set forth on the Compensation Model (“CPC”). The daily rate is the aggregate compensation divided by then current number of GDC Billable Resources.

•	The CPC (upon which the pricing in this Operation Framework is based) was approximately $[*] as of July 31, 2005, as stated in the Vignette Compensation Model as of July 31, 2005 (“Compensation Model”) as provided by Virtusa to Vignette. The components of the CPC upon which the $[*] was calculated are listed in the Compensation Model.

The parties have agreed upon the following formula and rates, based on the pricing component set forth above, for each Virtusa resource engaged and hired into the GDC (i.e., a GDC Billable Resource):

•	[*]

For purposes of determining the applicable monthly billing rate, the monthly billing rate equals the [*].

Fixed Cost Calculation on a per GDC resource basis: For purposes of calculating the Fixed Cost component, the Fixed Cost assumes, and the parties agree to, a fixed monthly baseline cost of $[*]. The Fixed Cost component shall be calculated monthly as follows: The number $[*] shall be divided by the number of GDC Billable Resources at the 1st day of each month (“Monthly Fixed Cost”) divided by 20 to calculate a daily rate. The initial daily fixed cost rate is $[*] per resource per day. The higher the number of GDC resources the lower the daily fixed cost component is on a per GDC resource basis. In no event will a monthly total in the aggregate exceed $[*].

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix A: Pricing Information

The Variable Other component equals $[*] per GDC resource per day during the first year of the Operations Framework and is adjusted each year thereafter per above.

The CPC shall be determined by taking the CPC related to working in the GDC earned by all of the Virtusa GDC members during each month in the GDC divided by 20. This consists of the Virtusa component and the Vignette Component. For purposes of calculating the CPC component, a factor of [*] shall be applied to the excess of the actual CPC and $[*] CPC. For example, if the actual CPC was $[*], [*] would be multiplied by $[*] and this resultant amount would be added to the $[*] CPC for a total of $[*].

**Vignette must maintain a minimum number of GDC Billable Resources of [*] (determined at the 1st day of the month). Should the Virtusa GDC headcount fall below [*] persons for any reason except as stated in this Agreement, such as due to [*] or [*] Virtusa shall still bill, and Vignette shall pay, for [*] person per the rates set forth herein.

The table below provides an example of the daily rates and billing on a per resource basis under the formula above, assuming a team size of [*] in the GDC, a CPC of [*], over 3 year period (see table below for schedule of rates):

[*]

The above GDC rates apply solely to GDC members working offshore at the GDC. If a GDC member is required to work onsite in the US, Virtusa will add a per diem of $[*] per business day to the then current daily rate in effect during the time the member is onsite. This per diem covers living expenses (e.g., food and lodging) and cost of local transportation.

The following rates apply for additional Virtusa resources engaged by Vignette to perform services for the GDC but by a resource who is not being engaged and hired into the GDC. The parties will execute a separate work order to engage any such non-GDC member resources.

[*]

OnSite—means a US or India based Virtusa employee is working in the US or a US based Virtusa employee is working in India. The OnSite rates include approximately $[*]/week per diem charge described in Section 3.31 (i.e., the $[*]/week charge is not in addition to the OnSite rates).

Offshore—means a non-US or India based Virtusa employee is working in India.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix A: Pricing Information

Cost of Living Increase for Non-GDC Resources Only: With respect only to non-GDC members or any resource not covered by the GDC rate table (i.e., additional resource who performs services in the GDC but is not hired into the GDC), Vignette and Virtusa agree to perform an annual rate review on the above rate structure. The US Cost of Living Index (the “US Cost of Living Index”) will be applied to the OnSite rates for US based Virtusa resources and to the per diem portion of the OnSite rates for Indian based Virtusa resources and the percent of Overall Salary Increases on Total Cost to Company for Software Development Companies for Professional / Supervisor / Technical positions projected for the following year based on the Annual India Salary Increase Survey conducted by Hewitt Associates (or other mutually agreeable survey (the “Indian Cost of Living Index”)) will be applied to the Offshore rates for Indian based Virtusa resources and to the salary portion of the OnSite rates for Indian based Virtusa resources on each anniversary date of this MSA. The parties agree to use the most recent survey available, and in no case will use a survey more than six months old. The resultant rate increase for the resources above, if any, is capped at [*]% per year after the first year of this Operations Framework, and [*]% for each successive year until the [*]th anniversary of this MSA at which time, commencing on the first day of year [*] of this MSA the applicable resultant rate increase as applied in accordance with this Section will be equal to the US Cost of Living Index or the Indian Cost of Living Index, as the case may be, less [*]% for each successive year of this MSA.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix A: Pricing Information

[*]

1.3 Fees

1. Onsite Per Diem Charge

With respect only to any onsite resources, whether a GDC resource or non-GDC resource, the onsite rates account for and include all per diem costs for Virtusa consultants, such as accommodations, meals, transportation, insurance, etc. This cost covers the consultant’s expenses for a 7-day week and is included in the Virtusa onsite daily rate (i.e., it is not an additional cost). The weekly cost for the per diem is approximately $[*]/week per person. Onsite rates have been provided for Vignette in any US location. Any additional onsite rates will need to be calculated based on the cost of living at the particular location.

2. Travel Charges

Travel from Virtusa’s offsite Advanced Technology Center (ATC) to any Vignette locations in the United States is additional and will be charged at $[*] per trip, per person.

Travel for Virtusa US based resources to Vignette locations will be billed as incurred. Travel costs for US based resources, or ATC based resources while onsite who are required to travel between Vignette’s US locations will be itemized as part of Virtusa’s monthly invoices. Virtusa will adhere to Vignette’s standard travel policy for US based resources, which is attached as Appendix G and which may be updated from time to time.

With respect to Virtusa onsite resources in the United States, Virtusa will maintain records of expenses incurred, by person, for the duration of the GDC and three years thereafter. In accordance with federal government tax requirements, Virtusa will require and maintain receipts for all expense items greater than $25. Copies of all expense receipts greater than $25 will be submitted to Vignette with appropriate invoice. Copies of all expense detail greater than $25 will be maintained for a period of one (1) year following the billing of the expense amount.

3. Miscellaneous Operating Expenses for Non-GDC Resources Only

With respect only to non-GDC members or any resource not covered by the GDC rate table (i.e., additional resource who assist in the GDC but are not hired into the GDC), Virtusa will pass any additional miscellaneous operating expenses that are incurred as part of the GDC operations without mark-up or administration fees. These expenses will be itemized as part of Virtusa’s monthly invoices.

4. Infrastructure Charge fon Non-GDC Resources Only

With respect only to non-GDC members or any resource not covered by the GDC rate table (i.e., additional resource who assist in the GDC but are not hired into the GDC),

Virtusa charges a monthly [*]% infrastructure charge on each invoice amount that accommodates logistical costs for the project team. This includes:

•	Facilities costs

•	VOIP video and voice conferencing,

•	Hardware and software for the project teams (as designated in Appendix B)

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix A: Pricing Information

•	Basic network bandwidth and connectivity

•	Administration from Virtusa’s Westborough facility to the ATC facilities in India

•	Offsite/backup/disaster recovery services

•	Basic security services

•	Basic administration support services (infrastructure and not project related)

S.No	Date	Day	Holiday
1	January 14th	Friday	SANKRANTHI
2	January 21st	Friday	ID UL ZUHA (Bakrid)
3	January 26th	Wednesday	REPUBLIC DAY
4	March 8th	Tuesday	MAHASHIVARATRI
5	March 25th	Friday	HOLI / GOOD FRIDAY
6	April 18th	Monday	SRI RAMA NAVAMI
7	August 15th	Monday	INDEPENDENCE DAY
8	August 19th	Friday	RAKHSA BANDHAN
9	September 7th	Wednesday	GANESH CHATURTHI
10	October 12th	Wednesday	DUSSERAH (VIJAYADASAMI)
11	November 1st	Tuesday	DEEPAVALI
12	November 4th	Friday	ID UL FITR (RAMZAN)

For more details on what is covered by the infrastructure charge, please refer to section on Standard Hardware and Software Allocation Policies in Appendix B.

1.4 Holidays

Each year, Virtusa will provide a list of the standard holidays for the India ATC and US offices. Standard Holidays will not exceed 12 days per year. There are 12 national holidays in India:

Virtusa will provide Vignette with a revised list of standard holidays as needed. Vignette will not expect Virtusa to work on standard holidays. Standard holidays are covered under a Retainer Agreement and will be non-billable for a T&M agreement, each as described herein

1.5 Vacations

In addition to holiday leave, Virtusa provides standard vacation leave for each consultant. Generally annual vacation leave is 2-3 weeks for each consultant depending on seniority. Any vacation or leave request by the GDC resource should be submitted to the GDC manager. The GDC manager, in conjunction with the Virtusa manager, will review and approve all such requests. Notwithstanding anything to the contrary, Virtusa agrees that vacations will not be taken without at least four weeks advanced notice.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix A: Pricing Information

1.6 Other Assumptions

The following assumptions have been made in the development of this proposal. If any of these assumptions turn out to be materially incorrect, the parties agree to mutually determine the appropriate course of action.

1.	Virtusa will obtain the reasonably determined necessary access to Vignette Architects, Engineers, QA Staff, and Management staff in order to develop a full understanding of the products, development process and roadmap. If this access is not possible or delayed the ramp-up timeline or scope may be impacted.

2.	Each party will provide timely and accurate information in all material respects as requested by the other party in order to enable such party to fulfill its responsibilities under the MSA and this Operations Framework.

3.	As requested by Virtusa, Vignette will provide timely access to other appropriate Vignette personnel and access (if needed) to Vignette’s computers and software programs (via communications and on-site, as appropriate) and a dedicated test environment therein for Virtusa developmental use. Arrangements will be made for all Virtusa resources to have after hours access if required. Vignette will also provide an adequate work environment for all on-site Virtusa resources, including adequate work spaces with phone access, internet access for business use, and access to Virtusa networks via Virtusa’s VPN.

4.	Vignette will promptly provide any appropriate loaned hardware and software that are identified to be loaned, on a no-charge basis; such loan to continue so long as Virtusa has any development or maintenance responsibilities under the MSA and/or a Work Order. Vignette, at its sole cost and expense, shall be responsible for maintenance of the loaned property due to reasonable wear and tear and for maintenance and support, and any shipping, installation and de-installation charges. Virtusa will be responsible for damage or loss other than due to reasonable wear and tear.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix B: Standard Hardware and Software Policy

APPENDIX B: STANDARD HARDWARE AND SOFTWARE POLICY

The following section highlights Virtusa’s standard hardware and software allocation policy. Depending upon the configuration and technology stack needs for each of Vignette projects, additional software and/or hardware may be needed.

This policy governs the allocation of hardware and software to each full time, billable Virtusa employee engaged on a services engagement with a client pursuant to a work order or signed agreement between the parties (a “Work Order”) and encompasses allocation of hardware and software to clients, all as set forth below. Each reference to standard hardware or standard software in this document is based on the tables below.

Hardware Allocation Policy

•	Each full time, billable Virtusa employee engaged under a Work Order will be allocated a standard System to perform his/her work. Each type of standard System is set forth in the table below.

•	As part of the infrastructure fee, Virtusa will provide one additional standard System (Hardware and Software) for every [*] full time, billable Virtusa employees engaged by the client. For example, if a client has engaged [*] full-time, billable Virtusa employees under any Work Order or group of Work Order in the aggregate, then Virtusa will allocate [*] standard Systems.

•	If requested by client under the applicable Work Order or otherwise in writing, Virtusa will provide additional standard Systems to the client at a charge of $[*] per month per System.

•	If requested by client under the applicable Work Order or otherwise in writing, Virtusa will provide additional non-standard Systems (i.e. other than the standard Systems) with a cost of $[*] or below per non-standard System at a charge of $[*] per month per non-standard System.

•	The client will be responsible for providing all additional non-standard Systems costing more than $[*] per non-standard System.

•	If the client prefers to buy any additional standard System and requests to purchase in the applicable Work Order or otherwise in writing, then Virtusa will bill the client for all shipping charges to and from the client’s site. In addition, the client will be responsible for paying all related and applicable taxes and insurance charges.

•	Virtusa will only ship Systems to its offshore facilities, whether purchased by Virtusa or the client, if the manufacturer or an associated agent provides local technical support. Virtusa is not responsible for technical support with respect to such Systems.

•	If a client wishes to ship its own hardware to an offshore facility, the client shall test and securely package the hardware in preparation for shipment.

•	If additional Systems are not in inventory, then the lead-time to acquire UNIX Systems is approximately 4 weeks. The lead-time to acquire Windows based Systems is approximately 3 weeks.

•	Payment for all invoices shall be 30 days from invoice date, unless otherwise stated in the applicable master services agreement or applicable work order.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix B: Standard Hardware and Software Policy

Standard Hardware

The table below lists the standard Systems provided by Virtusa.

Standard System Type	a. Standard Configuration
Laptop	P4 Processor with 512 MB RAM and minimum 18 GB HDD

Desktop	P4 Processor with 512 MB RAM and minimum 18 GB HDD

Sun Workstation	Model Ultra 10 with 512 MB RAM and minimum 18 GB HDD

IBM RS 6000	Model 150 with 512 MB RAM and minimum 18 GB HDD

HPUX Workstation (B2000)	Model B2000 with 512 MB RAM and minimum 18 GB HDD

Software Allocation Policy

•	Standard software (as set forth in the table below) will be provided by Virtusa (limited in amounts to per System provided) and, if required, will be installed on all Systems managed and controlled by Virtusa.

•	The client is responsible for providing Virtusa with all non-standard software and licenses

•	Virtusa will not purchase software that is to be owned by the customer due to copyright restrictions.

•	The client will be responsible for providing all software to be loaded on systems owned by the client.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix B: Standard Hardware and Software Policy

Standard Software

•	The table below lists the standard software provided by Virtusa.

Software Type	Software
Operating System	• All Microsoft Windows Operating Systems

Office Applications	• MS Project • MS Visio • MS Office

Development Tools	• MS Visual Studio • Eclipse • Netbeans • Lotus Notes R5 Domino Server • Visual Build

Application Servers	• WebSphere • Weblogic • TomCat • IPlanet

Web Servers	• IIS • Apache • Cold Fusion

Database Software	• Oracle • MS SQL • IBM DB2 • MS Access • ER/Win Studio

Creative Design	• Illustrator • Photoshop • Quark Xpress • Dreamweaver • Premiere • Flash • Freehand

Architectural Design/Process	• Rational Rose Enterprise • RUP • TogetherSoft Control Center

QA Tools

•      Segue SilkTest

•      Segue Silk Performer (1,000 Virtual Users – All Protocols)

•      Mercury WinRunner

•      Mercury LoadRunner (1,000 Virtual Users – HTTP, Oracle, Java Protocols)

•      Mercury Oracle Monitor

•      Mercury SQL Monitor

•      Mercury WebLogic Monitor

•      Mercury Websphere Monitor

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix C: Security Policies

APPENDIX C: SECURITY POLICIES

Virtusa is committed to provide the highest level of Information Security to its clients by establishing a process where in these aspects are taken into account appropriately and without fail.

As part of its on-going initiatives to create and maintain processes that ensure adequate Information security & Business Continuity in the organization, Virtusa working closely with PricewaterhouseCoopers has established and will comply with the following.

Policy Framework

POLICY AREA	COVERAGE

•      Organization wide Information Systems Security Policy based on international security standards such as COBIT / BS 7799 standards / Gramm-Leach-Bliley Act of USA / Patriot Act of USA (See Appendix B)

•      Asset Classification and Control

•      Physical and Environmental Security

•      Personnel Security

•      Computing Environment Management

•      Logical Access Controls

•      Network Security

•      Internet Security

•      Change and Problem Management

•      Business Continuity Planning

•      Compliance

•      Third Party and Outsourcing Services

• Comprehensive Business Continuity Plan addressing different levels of failure scenarios and event handling strategies (See Appendix C)

•      Risk Assessment – Health Check / Threat Analysis

•      Business Impact Analysis – Threat & Impact Prioritization / Recovery Time Objectives

•      Recovery Strategies – Recovery resources / strategies / cost-benefit analysis.

•      Continuity Plan – Team Structure / Team Procedures

•      Plan Testing & Maintenance

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix C: Security Policies

Introduction to Information Systems Security Policy

The overall objective of Virtusa’s “Information Systems Security Policy” is to provide guidance and direction to Virtusa for the protection of its information systems against accidental or deliberate damage or destruction.

The Information System Security Policy provides the framework to ensure the protection of Virtusa’s information assets, and to allow the use, access and disclosure of such information in accordance with appropriate standards, laws and regulations. Virtusa’s security policies and standards have been established to cover information, data, software, hardware and networks used by Virtusa.

This security policy applies to any person (Directors, Management Team, officers, system administrators, users, contractors, consultants and third parties) who access information using Virtusa’s information systems.

In line with the guidelines made as part of the security policy, Virtusa has deployed several key security components and processes to enable secure management of the operating environment. Following are few key security implementation areas addressed at Virtusa as part of its on-going security and continuity initiatives.

Security Infrastructure

•	Access Cards

•	Digital Tokens

•	Firewalls

•	Network Intrusion Detection System

•	Host Intrusion Detection System

•	VPN

•	Active Directory

•	Cisco ACS [Authentication Server]

•	Closed Circuit TVs

•	Content Filtering & Linguistic Monitoring Software [Vericept]

•	Security Personnel monitoring the facilities on a 24X7 basis.

Physical Security

Virtusa’s offshore facilities are managed and controlled by multi level manual and electronic security systems. All authorized personnel access the facility using electronic access cards. All visitors are barred beyond certain limits in the premises and are screened by guards at entry and exit.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix C: Security Policies

•	Located out of a dedicated facilities with controlled and restricted entry access only to Virtusa authorized Personnel, vendors & contractors

•	Swipe card authentication with different levels of access is deployed at the entry points to the facility, the Data Center housing critical information system facilities and the client specific development facilities.

•	Signs indicating “Authorized Personnel Only” or a similar message are prominently posted at all entrances to all Computer and Communication rooms and the Data Center and the client specific development facilities.

•	All computer or communication rooms are located in an area unlikely to experience natural disasters, serious man-made accidents, and related problems.

•	Periodic review of reports on the Swipe Card Authentication / CCTV Tapes / Verification of visitor logs, etc.

•	Security Personnel outsourced from a leading security agency who man the Virtusa facility and the Data Center on a 24X7 basis.

•	The facility and the Data Center are monitored 24 hours a day through CCTVs and security personnel people manning the facility.

•	Responsibilities of security personnel include monitoring of CCTVs, visitor verification, frisking, verification of Electronic Media, laptop computers, and other material brought into and out of the Facility, maintaining and monitoring of visitors entry and exit logs, escorting visitors, etc.

•	Physical proximity to facilities such as airport, police station, fire station, etc.

Network and Internet Security

•	Network Security Infrastructure

•	Virtusa’s network, both externally & internally is fortified using a combination of latest security infrastructure which includes components such as the Cisco PIX Firewalls, Host & Network Intrusion Detection Systems, Digital Tokens for two factor authentication, VPN Concentrator, Encrypted Data Transmission (3DES, 128 bit SSL), Content Filtering & Monitoring Software, etc.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix C: Security Policies

•	Secure Configuration

•	All the network components such as the Routers, Switches, Firewalls, Intrusion Detection Systems, etc., are configured in a manner that they are in line with the security policies as defined by Virtusa. Further, audits are conducted on a quarterly basis to review and ensure that all security procedures and controls are in conformance with the security policy.

•	Client Specific Segments

•	Data networks are divided into several client specific segments by deploying Access Controls on firewalls, switches, routers in a manner to create client specific Demilitarized Zones accessible only to the authorized client personnel.

•	Remote Access Security

•	All remote connections including customers connections are enabled only through the use of Cisco PIX Firewalls and VPN Concentrators , where in the data transmission is encrypted (3DES, 128 bit SSL) for un-trusted/public networks

•	All remote users are provided access through a valid user Id, password and Digital Tokens (RSA SecurID) for two-factor and encrypted authentication.

•	Content Filtering

•	Virtusa has deployed the latest content filtering software that ensures that only the designated websites are accessible by the organizational employees, which is kept updated on a regular basis.

Intrusion Detection

•	Intrusion Detection is enabled at both the network and as well as the host level to monitor and log any unauthorized activity.

•	Host-based intrusion detection systems (Symantec) have been implemented on client servers. Several critical servers such as the PDC, FTP Server, Mail Server, Star Team Server, etc., are being monitored

•	A Cisco IDS has been implemented to monitor Virtusa’s networks with detailed policies and procedures to maintain and monitor the output of IDS.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix C: Security Policies

•	Electronic logs are created for access to the application and the networks through the Host based Intrusion detection system and the network based intrusion detection system, which are monitored on a daily basis.

•	All instances of suspicious activity and/or confirmed intrusions are documented based on which the response activities are directed to mitigate the vulnerabilities if any.

Client Confidentiality and Data Protection

•	Access to any client specific test data is provided only to authorized users using physically as well as logical segregation of resources by deploying Security infrastructure such as Access Cards, Digital Tokens, Network and user segregation, etc.

•	To minimize the risk of any unintended / unwanted modification to client data, files or system environments, which development and testing activities may cause, the development and the client operational facilities are completely segregated.

Anti-Virus Administration Procedures

•	Virtusa currently has deployed the Active Virus Defense Suite, a complete Anti Virus solution from MacAfee covering the workstations, servers, internet gateways, etc., and has an agreement with the vendor to supply the latest anti-virus updates. Further Virtusa developed the following anti-virus procedures that are followed stringently

•	Latest version of anti-virus is installed on all workstations, laptops and servers. The anti-virus software is kept current by obtaining the latest updates from the anti-virus vendor.

•	The anti virus software is distributed promptly and automatically through auto updates to all the systems in the organization.

•	Auto scan is enabled on all the servers, end-user systems to be scanned daily for viruses, as part of the boot-up process.

•	Anti-virus software is enabled to scan automatically on all network file servers on a daily basis.

•	All removable electronic media and disks are scanned before use.

•	Floppy & CD-ROM drives at user level are disabled.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix C: Security Policies

•	All information or files down-loaded from the internet onto a workstation and all mail attachments are scanned for viruses before being downloaded into the corporate network.

•	Any electronic information being brought into Virtusa’s IT environment e.g. diskettes, tapes etc. will be scanned on an isolated workstation, prior to use.

•	As a policy any disks containing unauthorized data and programs from outside the organization are not permitted to be used on Virtusa’s PCs e.g. games, etc.

•	If a virus attack is suspected, the suspect diskettes or personal computer will be isolated from the network. These then are scanned thoroughly and cleaned before being brought back into the corporate network.

Password Management

•	Virtusa has developed and implemented the following password policies.

•	Users select their own passwords

•	Minimum Length is 8 Characters / Content: Alphanumeric with at least one special character / Historical Retention: 8 Passwords.

•	Passwords are forced to expire every 42 days.

•	User accounts are locked after 5 incorrect password attempts

•	Passwords are stored in an encrypted manner.

•	In case of account lockout, user upon approval from the functional head requests the IT helpdesk for password reset.

•	Complex passwords for administrative purposes.

•	Administrative and critical passwords securely stored in sealed envelopes with Key Personnel of the organization.

Employee Identify Information

•	The Virtusa Human Resources [HR] department subjects all employees to pre-employment screening, which will include background investigations as follows:

•	Availability of satisfactory character references

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix C: Security Policies

•	Criminal Record Verification with the local police authorities, etc.

•	Independent identity check (passport or similar document)

•	A check (for completeness and accuracy) of the applicant’s curriculum vitae

•	Confirmation of claimed academic and professional qualifications

•	Execution of standard form confidentiality and non-assignment of inventions agreement

User Access Rights

•	User access to information resources is based on role / responsibility / need to know basis for different categories of personnel at Virtusa.

•	Personnel categorized on following criteria.

•	Based on the designations—Delivery Unit Heads, Project Managers, Team Leaders, Team Members, etc.,

•	Based on the Functional Departments—Delivery, IT, HR, Finance, Administration, etc.

•	Based on the relation with the organization—Permanent Employee, Contractual Employee, Vendor, Supplier, etc.

•	The user access rights are reviewed for any changes as a result of resignation, termination, transfer or promotion

•	There is a one-to-one relationship between user Ids and individuals / Access to computing resources (e.g., files, applications, and databases) via shared User Ids is strictly prohibited

•	User Ids will follow a standard naming convention for all computer systems to facilitate user identification.

•	“Guest” accounts or features (where applicable) are disabled

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix C: Security Policies

Logging and Monitoring

•	Incidents such as Illegal access to a system, Deliberate denial of service, breaches of confidentiality are identified “on-line” and on a proactive basis through appropriate and tamper proof logging mechanisms which have been created at several levels including the application, database, operating system and network levels.

•	All access violation attempts on all critical systems are logged and reviewed on a daily basis.

•	Use of sensitive utilities is logged in “tamper-proof” logs for review.

•	Live programs and data is subject to strict change control and when programs are changed, an audit log containing all relevant information is retained.

•	Electronic logs are created for access to the applications and the networks through the Host based Intrusion detection system and the network based intrusion detection system, which are monitored on a daily basis.

•	Audit logs are accumulated for one week and then archived. The archive backups will be stored for at least six months. The archived backups are moved to a safe location for storage.

Incident Management Procedures

•	Virtusa’s incident management procedures cover:

•	Escalation and reporting of the security incidents based on the criticality and severity to Security Administrator / Risk Manager.

•	Analysis and identification of the cause of the incident;

•	Planning and implementation of remedies to prevent recurrence;

•	Collection of audit trails and similar evidence.

•	All access violation attempts on all critical systems that are logged are reviewed on a daily basis by the Systems Security Administrator and reported to Head Risk Management or the Head of the Department where appropriate so that action plans can be initiated to prevent their recurrence.

Data Classification and Media Handling

•	As part of the security policy developed for the organization, all the information assets are classified into RESTRICTED, CONFIDENTIAL, INTERNAL, and PUBLIC, to indicate the need, priorities and degree of protection required for that information.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix C: Security Policies

•	Media containing sensitive information (Restricted, Confidential and Internal) are disposed of securely and safely when it is no longer required e.g. by incineration or shredding or by securely deleting.

•	System documentation is secured and physically protected in fireproof safes.

•	Electronic / Paper based and other media is disposed of securely and safely when no longer required

•	The previous contents of any re-usable media that are to be removed from the Virtusa’s premise will be erased in such a way so that it cannot be recovered. Such disposals will be authorized by the Head of Delivery, or the Head Risk Management.

•	In case of damaged storage devices (e.g. hard disks) containing sensitive data based on a risk assessment, it is determined if the items will be destroyed, repaired or discarded.

•	When accumulating media for disposal, consideration is be given to the aggregation effect, which may cause a large quantity of unclassified information to become more sensitive than a small quantity of classified information

Clear Desk Policy

Virtusa adopts a clear desk policy:

•	Computer terminals and printers will not be left logged on, when unattended.

•	Power-on and screensaver passwords are used to protect them when not in use

•	Simultaneous sessions for a user are not allowed

•	Auto logoff of the computer after 15 minutes of inactivity

External Audits

Virtusa as part of its on-going security initiatives has outsourced the function of performing network vulnerability assessment and diagnostic study to Network Security Systems (“NSS”). The mandate for NSS covers the audit and vulnerability assessment of entire Virtusa network and its components including components such as routers, firewalls, Intrusion Detection Systems, switches, servers, operating systems, databases, etc.

NSS has submitted a detailed report to Virtusa highlighting the vulnerability description, risk rating, and detailed implementation recommendations. These recommendations were fully addressed by Virtusa with support from NSS.

Further Virtusa has employed NSS to conduct security audits on a half-yearly basis to ensure that the systems put in place remain effective to maintain the security and privacy of client data.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix D: Business Continuity Plan

APPENDIX D: BUSINESS CONTINUITY PLAN (DISASTER RECOVERY PLAN)

The Virtusa Business Continuity Plan created in collaboration with NSS dated as of December 2004 (the “Current Business Continuity Plan”) is hereby incorporated herein by reference and has been delivered to Vignette. During the term of this MSA, Virtusa will comply with the Current Business Continuity Plan and any Updated Business Continuity Plan that is permitted as set forth below. The parties agree that Virtusa may update the Current Business Continuity Plan from time to time (the “Updated Business Continuity Plan”) provided (a) a new version whenever there are material changes, but in any event, no less frequently than quarterly (within 10 business days of the end of each quarter), but only if any changes are made thereto in the preceding quarterly period is provided to Vignette and such version is certified in writing (including email) by Virtusa as being the new version is provided to Vignette Legal (b) material changes from one version to the other are highlighted for Vignette, and (c) any new version is no less protective of Vignette and Virtusa then as stated in the Current Business Continuity Plan referenced above. Vignette has the right to object to any change reflected in the Updated Business Continuity Plan that it reasonably believes makes the Updated Business Continuity Plan less protective than the Current Business Continuity Plan, and the parties will work together in good faith to determine the appropriate course of action.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix E: Sample Work Order

APPENDIX E: SAMPLE WORK ORDER

See Appendix A to the MSA.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix F: Team Staffing, Staff Removals, Rehires

APPENDIX F: TEAM STAFFING, STAFF REMOVALS, REHIRES

1.1	Intentionally Deleted

1.2	[*]

1.3	[*]

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix G: Vignette Travel Policy

APPENDIX G: VIGNETTE TRAVEL POLICY

1. Air Travel Guidelines

1.1 All employees must utilize the lowest available airfare available within the reasonable travel window required, regardless of airline preference or mileage program preference. Wherever possible, reservations must be finalized at least seven (7) days in advance of departure. In general, a “reasonable” travel window is a two (2) hour window to accommodate your plans. The two (2) hour window means utilizing the lowest available fare with departure from origination or arrival at destination not more than two (2) hours earlier than ideal and may not arrive back to origination no more than two (2) hours later than ideal.

1.2 Airport parking and/or taxi expenses incurred in conjunction with travel will be reimbursed.

1.3 Additional expenses associated with Saturday night stay overs (e.g., hotels, meals, etc.) for non-business reasons are not reimbursed, even if booking a flight with a Saturday stay over results in lower airfare.

2. Hotel Accommodation Guidelines

2.1 Vignette has negotiated contracts with hotel properties within destinations that have high volume travelers. Unless business requirements determine the need for a different location, employees should use these hotels when rooms are available. A listing of contract properties is currently in development and the initial listing is identified below, along with maximum hotel rates (“city rate”) for major cities in the USA. Employees may stay in hotels where they are attending conferences if the rates are the same or lower than the city rate.

2.2 Business related lodging expenses including single room charges and reasonable gratuities are acceptable costs that will be reimbursed. Hotel rooms should be guaranteed for late arrival. The traveler is responsible for canceling any unnecessary rooms or reservations. Cancellation charges incurred, including “no shows”, will require justification in order to be reimbursed.

2.3 Staying with Family/Friends - a traveler may choose to stay with a friend or relative instead of at a hotel. In this situation, a gift or meal of up to $25 per day may be provided for each stay up to one-week in length.

2.4 Laundry services are reimbursable if the length of stay is four (4) or more consecutive nights. This does not include laundry charges incurred back at your home location (such as charging laundry costs when returning from a trip).

2.5 In-room movies, spa, hotel valet parking (if self parking is available at hotel), and alcohol charges will not be reimbursed.

3. Ground Transportation

3.1 Car Rental Guidelines

(i) A rental car should be used only when it is the most economical means of ground transportation or if it is necessary to accomplish business objectives. Mid-size cars should be rented unless the number of individuals sharing the car or job requirements determines that a larger car is needed.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix G: Vignette Travel Policy

(ii) The use of Hertz local edition sites is recommended to reduce rental car costs. By using these “off airport” locations, you can eliminate airport taxes, fees and delivery of cars can be made to a near by hotel. Also, airport drop off is allowed without additional costs or fees.

(iii) Rental cars should be refueled prior to return to agency to avoid excessive charges for refueling.

3.2 Tolls, parking fees, cab fares related to business travel are eligible for reimbursement. When available, original receipts are required for miscellaneous expenses incurred while renting a car.

3.3 No limousine or driver services are available for VIGNETTE or Client office to/from airport or home to/from airport travel.

3.4 Train and rail charges are also reimbursable for VIGNETTE business travel.

4. Personal Cars

4.1 Employees are reimbursed for the use of their personal vehicle at a flat rate of $0.375 per mile. Mileage to and from work is not reimbursable. For the “first stop of the day”, only mileage in excess of the normal mileage traveled to work is reimbursable.

4.2 Airport parking expenses related to business travel are reimbursable. Employees should use the long term parking facilities if trips are longer than a couple of days.

5. Meals

5.1 Employees will be reimbursed for actual and reasonable costs incurred for out-of-town meals while traveling related to company business.

5.2 Reasonable increases to meal costs will be allowed for certain cities that generally have higher living costs associated with traveling to the area (i.e. New York City, San Francisco).

6. PREFERRED HOTEL PROPERTIES IN USA

THIS IS AN INITIAL LISTING BASED ON VOLUME OF VIGNETTE STAYS, LOWER AVERAGE RATE COSTS ONLY. THE PROPERTIES WILL BE REVIEWED AND UPDATED REGULARLY. AS VIGNETTE OFFICES ARE OPENED, HOTELS NEAR THE OFFICE WILL BE CONTACTED FOR NEGOTIATIONS AND WILL BE ADDED ACCORDINGLY.

The following hotel properties have been identified as VIGNETTE preferred, this list will be continually reviewed and updated as volumes change and rates are negotiated. The city rate in parentheses is the nightly room rate that should not be exceeded in order to support reimbursements.

ATLANTA, GEORGIA (city rate - $130)
Courtyard Midtown
Ramada Inn Peachtree Norcross
Fairfield Inn - Alpharetta

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix G: Vignette Travel Policy

AUSTIN, TEXAS (city rate - $140)
Stephen F. Austin Intercontinental (primary hotel)
Radisson Town Lake
The Omni

BOSTON, MASSACHUSETTS (city rate - $200)
Omni Parker House (Downtown) - $197
Westin Waltham (Waltham city rate - $170)
Homestead Village Waltham

CHARLOTTE, NORTH CAROLINA (city rate - $125)
Hyatt Charlotte
Candlewood Suites University
Hilton at University Place

CHICAGO, IL (city rate - $200)
Radisson O’Hare (Airport)	Amerisuites (Warrenville)
Hilton Garden Suites	Radisson Country Inn and Suites
(Downtown)	(Warrenville)
Hilton Palmer House

DALLAS, TEXAS (city rate - $150)
DoubleTree Club (Galleria)	Radisson Country Inn and Suites
Crowne Plaza (Galleria)	Hilton Garden (Las Colinas)
Hilton Garden (Addison)	Amerisuites (Las Colinas)
Wyndham Summerfield Suites	Homewood Suites

DENVER, COLORADO (city rate - $175)
Courtyard Downtown
Embassy Suites Downtown
Marriott

HOUSTON, TEXAS (city rate - $150)
Residence Inn	Wyndham Greenspoint
Courtyard - Marriott	Crowne Plaza Galleria
Holiday Inn Express HWY 249
Willowbrook (Compaq)

KANSAS CITY, MISSOURI (city rate - $140)
Marriott
Hilton
Courtyard - Marriott

KNOXVILLE, TENNESSEE (city rate - $125)
Radisson
Hilton
Hyatt Regency

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix G: Vignette Travel Policy

LOS ANGELES, CALIFORNIA (city rate - $200)
Radisson	The Westin LAX Airport
Santa Monica Beach	Beverly Garland Universal City

MINNEAPOLIS, MINNESOTA (city rate - $160)
Marriott	Courtyard – Marriott
Residence Inn	Doubletree

NEWARK, NEW JERSEY (city rate - $190)
Wyndham Summerfield Suites	Courtyard – Marriott
(Morristown)	(Parsippany)
Westin (Morristown)	Doubletree (Somerset)

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix G: Vignette Travel Policy

NEW YORK CITY, NEW YORK (city rate - $250)

Many options are available in various parts of the city. VTS can provide options based on our location requirements.

Roger Williams (Mid-town) primary for Manhattan and VIGNETTE NYC office
Wyndham LaGuardia (Airport)
Hudson (Manhattan)
Crowne Plaza (Manhattan)
Holiday Inn Downtown

ORANGE COUNTY, CALIFORNIA (city rate - $150)
Radisson	Sheraton Newport Beach Hotel
Courtyard - Marriott	Embassy Suites Santa Ana
DoubleTree Santa Ana Hutton Centre	Airport

PHOENIX, ARIZONA (city rate - $150)
Hilton	Homestead Metro Hotel
Embassy Suites	Residence Inn Scottsdale
Courtyard - Marriott	Mainstay Suites Tempe

SAN FRANCISCO, CALIFORNIA (city rate - $225)
Hilton Garden Airport North (SFO Airport)	Triton Hotel
Radisson Airport (SFO Airport)	Hilton Union Square (Downtown)

SAN JOSE, CALIFORNIA (city rate - $200)
Radisson Inn - Milpitas
Quality Inn
De Anza Hotel – downtown San Jose

SEATTLE, WASHINGTON (city rate - $170)
Bellevue Inn	Madison Renaissance Hotel
DoubleTree Seattle Airport	Omni Seattle

WASHINGTON, D.C. (city rate - $200)
Sheraton Reston (Reston, VA)
Residence Inn Reston
Courtyard Reston

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix G: Vignette Travel Policy

APPENDIX H: RESOURCE ROLE DESCRIPTIONS

The following section provides Virtusa’s standard roles, responsibilities and qualifications for key personnel being proposed for the GDC. These are provided to Vignette for visibility and comparison to Vignette’s internal role definitions.

Virtusa Role Career Progression

Virtusa has defined career progression road maps for each expertise (i.e., Project Management, Software QA, Architecture & Technical Engineering, Business Analysis and User Interface Engineering). Every individual is a member of his/her Competency Excellence Group (CEG). The following table illustrates the career progression for project management, engineering and quality assurance.

Project Management, Engineering and QA Career Path

Engineering Project Management Track	Engineering Track	QA Track
Program Manager	Senior Software Architect	Senior QA Analyst	Senior QA Manager
Senior Project Manager	Software Architect	QA Analyst	QA Manager
Project Manager	Associate Software Architect	Associate QA Analyst	Associate QA Manager
Associate Project Manager	Technical Lead	QA Lead
Team Lead	Senior Software Engineer	QA Engineer
	Software Engineer	Associate QA Engineer
Associate Software Engineer

Each position has a defined set of roles and responsibilities. The Virtusa defined roles and responsibilities are in the “Virtusa Standard” column of each profile table. The Vignette Standard column represents equivalent roles from the Vignette HR job descriptions.

[*][*]

[*]

[*]

[*]

[*]

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix G: Vignette Travel Policy

Attachment 2

Minimum Term shall mean thirty-six (36) months from the Effective Date.

Minimum Team Commitment shall mean [*] Virtusa GDC resources.

Minimum Termination Fee shall mean $[*].

Effective Termination Date shall mean the date the Agreement is actually deemed terminated without regard to any notice provision.

For the avoidance of doubt, any Minimum Termination Fee or other Termination for Convenience Fee payable hereunder is in addition to the fees which Virtusa will bill to Vignette (and which Vignette is obligated to pay) during the 180 day notice period based on the Minimum Team Commitment or actual GDC billable resources, whichever is higher, as described herein.

The Termination For Convenience Fee due and payable by Vignette under Section 8.1(B) and (E) of the Agreement is as follows:

1) If termination is pursuant to Section 8.1B (Termination for Convenience) and the Effective Termination Date is prior to the end of the Minimum Term, the Termination For Convenience Fee is the greater of (i) [*]% of all remaining Vignette payment obligations solely for the GDC Resources (WORK ORDER Number 1) (starting from the Effective Termination Date through the end of the Minimum Term based on the latest team size of GDC employees being paid for by Vignette at the time notice of termination is provided to Virtusa (or Vignette if under Section 10.4(a)) or Minimum Team Commitment, whichever is higher, and the applicable daily rate which would be in effect during the remaining Minimum Term or (ii) the Minimum Termination Fee. Subject to the initial and continued compliance of Vignette during the Transfer Right Term of the payment terms set forth below with respect to the Termination For Convenience Fee, the Termination For Convenience Fee grants Vignette the right to terminate the Agreement at its convenience prior to the end of the Minimum Term and grants to Vignette the Transfer Right. See the example in the table below.

2) If termination is pursuant to Section 8.1B (Termination for Convenience) and the Effective Termination Date is on or after the end of the Minimum Term, the Termination For Convenience Fee is the Minimum Termination Fee. Vignette will be obligated to pay such Termination For Convenience Fee only if Vignette wishes, at its sole discretion, to obtain the Transfer Right (as described in Section 10.4a). If Vignette wishes to obtain the Transfer Right, Vignette will notify Virtusa in writing at least 180 days prior to the Effective Termination Date. Failure of Vignette to notify Virtusa in writing within such 180 day period shall mean that Vignette does not wish to obtain the Transfer Right, and no Termination For Convenience Fee is owed by, nor is any Transfer Right granted to, Vignette. At any time during the 180 day period, Vignette may, at its sole discretion, choose to obtain the Transfer Right and pay the Termination for Convenience Fee; however, such election will not have the effect of extending the Transfer Right Term which will be deemed to have started at the beginning of the 180 day period.

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations

Appendix G: Vignette Travel Policy

Notwithstanding anything to the contrary, to the extent any Termination for Convenience Fee or Minimum Termination Fee is due or payable hereunder, Vignette’s initial and continued right to the Transfer Right, as applicable, is expressly conditional on Vignette satisfying the below listed payment obligations in the periods set forth below (and the Transfer Right will be suspended during any period of any non-compliance). Vignette’s obligation to pay the Termination for Convenience Fee or the Virtusa Change of Control Fee is expressly conditional on Virtusa satisfying its obligations under the Agreement including, without limitation, Section 8.2, and Virtusa not taking any action, directly or indirectly, to discourage Virtusa GDC Resources from becoming Vignette employees including without limitation, making disparaging remarks about Vignette or proposing counteroffers to such GDC Resources to attempt to maintain such employees as Virtusa employees.

Date payment must be received by Virtusa:	Amount and Timing of Payment
With Vignette’s Notice of Termination/Transfer Right Election	33% of Termination for Convenience Fee or Minimum Commitment Fee, whichever is applicable

The first day of each month thereafter for the six months immediately following the Notice of Termination	50% of Termination for Convenience Fee or Minimum Commitment Fee, whichever is applicable, divided pro-rata on a monthly basis over the six month period

The first day of each month starting at the beginning of month seven immediately following the Notice of Termination and for the three months thereafter	17% of Termination for Convenience Fee or Minimum Commitment Fee, whichever is applicable, divided pro-rata on a monthly basis over the three month period

Note: The Virtusa Change of Control Fee will be payable in the same Amount and Timing of Payment as the Termination for Convenience Fee or Minimum Commitment Fee, whichever is applicable, in the table above.

An example of the applicable Termination For Convenience Fee is set forth below for illustrative purposes only: Example uses a team size of [*] even though the Minimum Team Commitment is [*] and an average daily rate of $[*] even thought the initial average daily rate is $[*].

[*]

© 2005 Virtusa Corporation and Vignette Corporation – Vignette/Virtusa GDC Operations